As filed with the Securities and Exchange Commission on November 30, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMERCIAL METALS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	3312	75-0725338
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

6565 N. MacArthur Blvd., Suite 800

Irving, Texas 75039

(214) 689-4300

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Paul Kirkpatrick, Esq.

Vice President, General Counsel and Corporate Secretary

6565 N. MacArthur Blvd., Suite 800

Irving, Texas 75039

(214) 689-4300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jennifer T. Wisinski, Esq.

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

(214) 651-5000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the

Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
5.750% Senior Notes due 2026	$350,000,000	100%	$350,000,000	$42,420 (1)

(1)	Calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2018

PROSPECTUS

Commercial Metals Company

Offer to exchange up to $350,000,000 aggregate principal amount of 5.750% Senior Notes due 2026, which have not been registered under the Securities Act of 1933, for up to $350,000,000 aggregate principal amount of 5.750% Senior Notes due 2026 that have been registered under the Securities Act of 1933.

The exchange offer and withdrawal rights will expire at 11:59 p.m., New York City time, on                 , 2019, unless extended. We do not currently intend to extend the expiration date of the exchange offer. The exchange offer will be open for at least 20 full business days.

Upon the terms and subject to the conditions set forth in this prospectus (as it may be amended or supplemented from time to time, this “prospectus”) and in the accompanying letter of transmittal, we are offering to exchange up to $350,000,000 in aggregate principal amount of our new 5.750% Senior Notes due 2026, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 5.750% Senior Notes due 2026 referred to in this prospectus as the “old notes.” We issued the old notes on May 3, 2018 in a transaction not requiring registration under the Securities Act in reliance on Rule 144A and Regulation S thereunder. We are offering you new notes, with terms that are substantially identical to those of the old notes, in exchange for your old notes in order to satisfy your registration rights as a holder of the old notes. The new notes and the old notes are collectively referred to in this prospectus as the “notes,” and the offer to exchange the old notes for new notes is referred to in this prospectus as the “exchange offer.”

Material Terms of the Exchange Offer

•	The exchange offer expires at 11:59 p.m., New York City time, on , 2019, unless extended.

•	All outstanding old notes that are validly tendered and not validly withdrawn before the exchange offer expires will be exchanged for an equal principal amount of new notes.

•	You may validly withdraw your tender of old notes any time before the exchange offer expires.

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The terms of the new notes are substantially identical to those of the old notes, except that the new notes will not have securities law transfer restrictions or registration rights and the new notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	No established trading market for the old notes or the new notes currently exists. The new notes will not be listed on any securities exchange or included in any automated quotation system.

•	The exchange offer is not subject to any minimum tender condition, but is subject to certain customary conditions.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal for the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of 180 days from the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus) to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 17 of this prospectus for a discussion of risks associated with investing in the new notes and with the exchange of old notes for the new notes offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2018

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, or in the documents incorporated by reference herein, is accurate as of any date other than the date on the front cover of this prospectus, or the date of such incorporated documents, as the case may be.

As used in this prospectus, unless otherwise specified or unless the context indicates otherwise, the terms “Company,” “CMC,” “we,” “us” and “our” refer and relate to Commercial Metals Company and its consolidated subsidiaries.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. This information is available at the internet website that is maintained by the SEC at www.sec.gov, as well as through other sources. Please see “Where You Can Find More Information.” You may also request copies of these documents from CMC, without charge, upon written request to Commercial Metals Company, 6565 N. MacArthur Boulevard, Suite 800, Irving, Texas 75039, Attn: Investor Relations, or by telephone by calling (214) 689-4300. To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days prior to the expiration date of the exchange offer. Such date is                , 2019.

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FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference a number of “forward-looking statements” within the meaning of the federal securities laws, with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies provided by our recent acquisitions, demand for our products, steel margins, the ability to operate our mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, renewing the credit facilities of our Polish subsidiary, the reinvestment of undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, our new Oklahoma micro mill, estimated contractual obligations, the effects of the acquisition of substantially all of the U.S. rebar fabrication facilities and the steel mini mills located in or around Rancho Cucamonga, California, Jacksonville, Florida, Sayreville, New Jersey and Knoxville, Tennessee previously owned by Gerdau S.A. and certain of its subsidiaries (collectively, the “acquired businesses”), and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements.

Our forward-looking statements are based on management’s expectations and beliefs as of the time this prospectus is filed with the SEC or, with respect to any document incorporated by reference into this prospectus, as of the time such document was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Some of the important factors that could cause actual results to differ materially from our expectations include the following:

•	changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry;

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rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our fabrication contracts due to rising commodity prices;

•	excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing;

•	compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions;

•	involvement in various environmental matters that may result in fines, penalties or judgments;

•	potential limitations in our or our customers’ abilities to access credit and non-compliance by our customers with our contracts;

•	activity in repurchasing shares of our common stock under our repurchase program;

•	financial covenants and restrictions on the operation of our business contained in agreements governing our debt;

•	our ability to successfully identify, consummate, and integrate acquisitions and the effects that acquisitions may have on our financial leverage;

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risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals;

•	failure to retain key management and employees of the acquired businesses;

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issues or delays in the successful integration of the acquired businesses’ operations with those of the Company, including the inability to substantially increase utilization of the acquired businesses’ steel mini mills, and incurring or experiencing unanticipated costs and/or delays or difficulties;

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difficulties or delays in the successful transition of the acquired businesses to the information technology systems of the Company as well as risks associated with other integration or transition of the operations, systems and personnel of the acquired businesses;

•	unfavorable reaction to the acquisition of the acquired businesses by customers, competitors, suppliers and employees;

•	lower than expected future levels of revenues and higher than expected future costs;

•	failure or inability to implement growth strategies in a timely manner;

•	impact of goodwill impairment charges;

•	impact of long-lived asset impairment charges;

•	currency fluctuations;

•	global factors, including political uncertainties and military conflicts;

•	availability and pricing of electricity, electrodes and natural gas for mill operations;

•	ability to hire and retain key executives and other employees;

•	competition from other materials or from competitors that have a lower cost structure or access to greater financial resources;

•	information technology interruptions and breaches in security;

•	ability to make necessary capital expenditures;

•	availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance;

•	unexpected equipment failures;

•	ability to realize the anticipated benefits of our investment in our new micro mill in Durant, Oklahoma;

•	losses or limited potential gains due to hedging transactions;

•	litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks;

•	risk of injury or death to employees, customers or other visitors to our operations;

•	impacts of the Tax Cuts and Jobs Act;

•	increased costs related to health care reform legislation; and

•	those factors listed under Part I, Item 1A, Risk Factors, included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2018, filed with the SEC on October 25, 2018.

You should refer to the “Risk Factors” section of this prospectus and our periodic and current reports filed with the SEC for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on forward-looking statements.

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PROSPECTUS SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information you should consider before participating in the exchange offer. Before deciding to tender old notes in the exchange offer, you should read the entire prospectus carefully, including the documents incorporated by reference herein, especially the matters discussed under “Risk Factors” beginning on page 17 and the financial statements and accompanying notes incorporated by reference herein. See “Where You Can Find More Information” elsewhere in this prospectus.

Unless otherwise indicated, references in this prospectus to the terms “Company,” “CMC,” “we,” “us” and “our” refer and relate to Commercial Metals Company and its consolidated subsidiaries. In addition, unless otherwise expressly indicated or the context otherwise requires, the description of our business in this prospectus, including the operational data disclosed herein, does not give effect to the completion of the acquisition of the acquired businesses. Our fiscal year ends August 31 and any reference in this prospectus to any year or fiscal year refers to the fiscal year ended August 31 of that year unless otherwise noted.

Our Business

We manufacture, recycle and market steel and metal products, related materials and services through a network of facilities including eight electric arc furnace (“EAF”) mini mills (including four EAF mini mills that we acquired as part of the acquisition of the acquired businesses), two EAF micro mills, a rerolling mill, steel fabrication and processing facilities, construction-related product warehouses and metal recycling facilities in the United States and Poland.

We believe we are a leader in the production and fabrication of reinforcing bar (“rebar”) for use in non-residential and infrastructure construction in the United States and Poland. In Poland, we believe we hold a leadership position in the production of merchant and, to a lesser extent, wire rod products.

In addition, all of our steel mills produce finished products from recycled ferrous materials, making us a leading presence in the sustainability of the steel life cycle as well as a recycler of non-ferrous materials.

For the fiscal year ended August 31, 2018, our U.S. recycling operations shipped approximately 2.7 million tons of scrap metal, our steel mills in the United States and Poland shipped a combined 4.5 million tons of steel products, and our U.S. fabrication operations shipped 1.1 million tons of fabricated steel. For the fiscal year ended August 31, 2018, we generated net sales of $4.6 billion, earnings from continuing operations before taxes of $165.4 million and net earnings of $138.5 million.

On November 5, 2018, we completed the acquisition of the acquired businesses. For additional information, see “—Recent Developments—Closing of Acquisition of Gerdau U.S. Assets.”

Business Segments

We operate with a high degree of vertical integration, currently having four operating business segments: Americas Recycling, Americas Mills, Americas Fabrication and International Mill. As described in more detail herein, in June 2017, our Board of Directors approved a plan to exit our International Marketing and Distribution Segment, which was completed during fiscal 2018. For additional information, see “Recent Developments—Exit of International Marketing and Distribution Segment and Other Non-Core Businesses.”

Americas Recycling. Our Americas Recycling segment processes scrap metals for use as a raw material by manufacturers of new metal products. We sell scrap metals to steel mills and foundries, aluminum sheet and ingot manufacturers, brass and bronze ingot makers, copper refineries and mills, secondary lead smelters, specialty steel mills, high temperature alloy manufacturers and other consumers. In fiscal 2018, this segment’s 34 scrap metal processing plants shipped approximately 2.4 million short tons of ferrous and 0.3 million short tons of nonferrous scrap metals.

Americas Mills. Our Americas Mills segment, after giving effect to the acquisition of the acquired businesses, includes seven domestic EAF mini mills, two EAF micro mills, a rerolling mill, three scrap metal shredders, nine scrap metal processing facilities that directly support the steel mills and a railroad salvage operation, all of which are based in the United States. In fiscal 2018, our steel mills melted, rolled and shipped approximately 2.9 million, 2.7 million and 3.0 million short tons, respectively. Eight of these steel mills are strategically located in the Sun Belt region of the United States, positioning us to capitalize on growth in the region.

We manufacture finished long steel products, including rebar, merchant bar, light structural and other special sections as well as semi-finished billets for re-rolling and forging applications. Our products are sold to the construction, service center, transportation, steel warehousing, fabrication, energy, petrochemical and original equipment manufacturing industries. Recent developments in our Americas Mills segment include the following:

•	On November 5, 2018, we acquired four additional EAF mini mills in connection with the closing of the acquisition of the acquired businesses.

•

We recently completed the construction of a new micro mill in Durant, Oklahoma, which was placed into service during the second quarter of fiscal 2018. This new micro mill mirrors the design of our existing micro mill in Arizona. The Oklahoma micro mill became the first and only producer of hot-rolled, spooled rebar in the U.S. In addition, we completed construction of a highly-automated t-post manufacturing plant on the same site that began service in the summer of 2018. At this facility, we produce low cost, high quality steel products, which complements our existing manufacturing capability to better serve our customers. We believe that this addition to our portfolio of highly efficient, customer focused and cost effective steel production facilities should allow us to better serve a growing North Texas market and increase our presence in adjacent markets. We believe that this new micro mill will also integrate with our existing recycling and fabrication footprint, enhancing our ability to further leverage our raw material supply chain and optimize product mix. The direct and indirect investment in our Oklahoma micro mill was in excess of approximately $250.0 million.

•	In November 2017, we announced that we will invest in a second spooler to produce hot-rolled, spooled rebar at our micro mill in Arizona, and construction has commenced.

•

On October 26, 2017, we also completed the acquisition of substantially all of the assets of MMFX Technologies Corporation (“MMFX”), a company that markets, sells and licenses the production of proprietary specialty steel products. The acquisition of MMFX’s proprietary specialty steel products evidences our commitment to innovation in the concrete reinforcement industry and will allow us to offer our customers an additional range of products and cost-effective solutions to suit specific building requirements.

Americas Fabrication. Our Americas Fabrication segment consists of: our steel fabrication facilities that bend, weld, cut and fabricate steel, primarily rebar, and produce steel fence posts; warehouses that sell or rent products for the installation of concrete; and facilities that heat-treat steel to strengthen and provide flexibility. We continue to invest in our Americas Fabrication segment with the acquisition of 33 rebar fabrication facilities in the U.S. from Gerdau S.A. and certain of its subsidiaries, as well as the fiscal 2017 acquisitions of substantially all of the assets of Continental Concrete Structures, Inc. (“CCS”), a fabricator of post-tensioning cable and related products for commercial and public construction projects and a provider of professional design and value engineering services to the construction industry throughout North America; and Associated Steel Workers, Limited (“ASW”), a steel fabrication facility in Kapolei, Hawaii. In addition, we are continuously seeking to enhance the competitive position of our Americas Fabrication segment by divesting its non-core businesses, such as by the sale of our structural fabrication business in the third quarter of calendar 2018.

As of November 30, 2018, our Americas Fabrication operations consists of a network of 71 facilities engaged in various aspects of steel fabrication, primarily in general fabrication of reinforcing steel, including four facilities that fabricate only steel fence posts, and two heat treating plants. In addition, we have 24 locations from which we sell and rent construction-related products and equipment to concrete installers and other businesses in the construction industry. Fabricated steel products are used primarily in the construction of commercial and non-commercial buildings, hospitals, convention centers, industrial plants, power plants, highways, bridges, arenas, stadiums, and dams. In fiscal 2018, we shipped 1.1 million short tons of fabricated steel.

International Mill. Our International Mill segment is comprised of our mini mill, recycling and fabrication operations located in Poland. Our Poland mini mill operation has annual rolling capacity of approximately 1.3 million short tons. During fiscal 2018, the facility melted, rolled and shipped approximately 1.5 million, 1.3 million and 1.5 million short tons of steel, respectively.

We recently announced an investment of approximately $80.0 million to increase the finished goods production capacity at our Polish facility by approximately 400,000 metric tons. The investment is planned to allow the facility to fully utilize its existing melt capacity and continue its expansion into higher margin wire rod and merchant product. We expect the project to be completed by the end of fiscal year 2020.

Principal products manufactured include rebar and wire rod as well as merchant bar and billets. Our Polish fabrication operations have expanded downstream captive uses for a portion of the rebar and wire rod manufactured at the Poland mini mill. In addition to fabricated rebar, these facilities sell fabricated mesh, assembled rebar cages and other rebar by-products. Additionally, we operate a fabrication facility that enables our Polish fabrication operations to supplement sales of fabricated rebar by also offering wire mesh to customers which include metals service centers and construction contractors.

Other Information Concerning Our Business. For additional information regarding our operations, customers, properties and financial results, please refer to our Annual Report on Form 10-K for the year ended August 31, 2018, which was filed with the SEC on October 25, 2018 and is incorporated by reference herein. See “Where You Can Find More Information.”

Competitive Strengths

Vertically Integrated Manufacturing Platform

We operate with a high degree of vertical integration. For example, our recycling operations in North America and Poland provide scrap metal to our steel mills, who in turn use the scrap metal to produce and supply steel required by our fabrication operations. Our integrated platform allows us to realize efficiencies and value in various steps of the vertical chain.

International Footprint with Key Positions in North America and Europe

After giving effect to the acquisition of the acquired businesses, our recycling, manufacturing and fabrication operations consist of a network of approximately 167 facilities. We have key positions in North America and Poland. In the U.S., eight of our steel mills are strategically located in the Sun Belt region, which positions us to capitalize on growth in this region as well as the longer construction season. In addition, according to the European Commission’s “Summary of the Partnership Agreement for Poland (2014-2020),” Poland is expected to receive European Union, or EU, funding of €78 billion through 2020, the most of any member state. We believe this funding will result in further expansion of non-residential and infrastructure spending in Poland.

Efficient Manufacturing Focused on Long Products

We believe we are among the lowest-cost steel producers in North America. Our mills are in close proximity to the markets they serve. In addition, our mills use the efficient EAF technology, enabling our manufacturing operations to have relatively low-cost production. Our micro mill in Arizona, as well as our recently completed micro mill in Oklahoma, are state-of-the-art, utilizing a design where metal flows uninterrupted from casting to rolling.

Investments in Technology; Poised for Continued Non-Residential Construction Expansion

We continue to position our company for expansion in non-residential construction, our key end market, by investing in new technologies in the U.S. and Poland. Recently, we:

•	continued to make investments in high strength corrosion resistant specialty applications, as evidenced by our investment in the MMFX asset acquisition;

•	commissioned a new, highly-efficient continuous caster at our mini mill in Poland;

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installed a highly-automated non-ferrous recovery equipment plant in Seguin, Texas to improve recovery for commercial sales and invested in similar technology at our shredder in Lexington, South Carolina;

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completed construction of a new micro mill in Durant, Oklahoma. This facility parallels our micro mill in Mesa, Arizona, using highly-efficient, state-of-the-art processes. In addition, we completed construction of a highly-automated t-post manufacturing plant on the same site that began service in the summer of 2018, and the Oklahoma micro mill became the first and only producer of hot-rolled, spooled rebar in the U.S.; and

•	began construction of a second spooler to produce hot-rolled, spooled rebar at our micro mill in Mesa, Arizona.

Strong Balance Sheet and Liquidity

Our liquidity position at August 31, 2018 remained strong with cash and cash equivalents of $622.5 million and availability under our credit and accounts receivables sales facilities of approximately $617.8 million. The cash on hand includes the proceeds received from the issuance of $350.0 million aggregate principal amount of old notes. The proceeds of the old notes, together with cash on hand and a $180.0 million term loan A under our credit agreement (the “2018 term loan”), were used to finance the acquisition of the acquired businesses, which closed on November 5, 2018. As adjusted to give effect to the acquisition of the acquired businesses, our liquidity position at August 31, 2018 would have consisted of cash and cash equivalents of $85.1 million and availability under our credit and accounts receivables sales facilities of approximately $617.8 million.

Our close management of capital expenditures, and emphasis on risk management, have also been key to our efforts and progress in this area. We remain committed to maintaining financial flexibility and a strong liquidity position, while investing in new and profitable growth projects.

Excellence in Customer Service

Our customer service delivery is underpinned by a philosophy and execution that differentiates us from the competition. Operating primarily in a commodity environment, we strive to provide a customer service experience, not just a product. Furthermore, our expertise in detailing, fabrication and logistics makes our U.S. fabrication operations a preferred supplier for large, complex infrastructure and commercial construction projects.

Experienced Management Team

Our management team, led by our President and Chief Executive Officer, Barbara Smith, includes executives and managers with significant industry, operational and functional experience in the metals sector. Collectively, our President and CEO, CFO and COO have a combined 97 years of steel, metals or related industry experience. This team continues to direct our growth strategy, as well as productivity and profit enhancement programs.

Business Strategy

Leverage Strategic Investments

After the economic recession of 2008, we continued to make investments in our business that increased our manufacturing capacity, as well as the potential for higher margin business. Contributions from these business enhancements could be realized as the non-residential construction market strengthens. Since 2013, we have invested in a number of world class capacity and enhancement projects, including:

•	highly-automated non-ferrous recovery plant in Texas to improve recovery for commercial sales;

•	a new, state-of-the-art, EAF and continuous caster in our Polish mini mill;

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the construction of a micro mill in Durant, Oklahoma, including a highly-automated t-post manufacturing facility and technology that allowed us to become the first and only producer of spooled rebar in the U.S.;

•	a second spooler to produce hot-rolled, spooled rebar at our micro mill in Mesa, Arizona; and

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our 2017 acquisitions of CCS and ASW in our Americas Fabrication segment, our acquisition of seven recycling facilities from OmniSource Corporation in our Americas Recycling segment and our recent acquisition of MMFX in our Americas Mills segment. We believe these investments should result in increased profitability and returns for us.

In addition, as described below, we recently closed the acquisition of the acquired businesses, consisting of 33 rebar fabrication facilities in the U.S. as well as steel mills located in Knoxville, Tennessee; Jacksonville, Florida; Sayreville, New Jersey and Rancho Cucamonga, California.

Effectively Manage Costs and Improve Cash Flow Metrics

We have taken action to reduce our cost structure, optimize inventory across our vertically-integrated platform and streamline operations to improve our cash flow. We have consolidated and centralized back office operations in many support functions to reduce cost and improve efficiencies. Over the last three fiscal years ending in August 31, 2018, we have generated more than $920.0 million in net cash flows from operating activities.

Exit Unprofitable and Non-Core Businesses

We are committed to our core assets and vertical integration platform. In recent years, we have identified and divested various non-core and unprofitable businesses to enhance our competitive position and re-deploy cash to higher return investments. For example, during the past three fiscal years, we:

•	closed and sold the assets of our Australian steel distribution business for aggregate proceeds of approximately $30.8 million;

•	closed our trading and distribution operations in Cardiff, United Kingdom;

•	completed the sale of our raw materials trading business (“CMC Cometals”) for cash proceeds of approximately $170.4 million, subject to customary post-closing adjustments;

•	completed the sale or substantial wind down of the remaining operations that were previously included in our International Marketing and Distribution segment; and

•	disposed of our structural steel fabrication business with locations in South Carolina and Texas.

Maintain Strong Balance Sheet and Financial Flexibility

We are committed to maintaining strong financial ratios and adequate liquidity to allow us to execute our strategic plan. In 2017, we completed a refinancing that resulted in the repurchase and/or repayment of all our outstanding 6.50% senior notes due 2017 and 7.35% senior notes due 2018, which was partially funded with the issuance of our 5.375% senior notes due July 15, 2027 (the “2027 notes”) and the incurrence of a coterminous term loan A under our credit agreement in the original aggregate principal amount of $150.0 million (the “2017 term loan”). As a result, we do not have any significant debt maturities until the maturity of our revolving credit facility, the 2017 term loan and the 2018 term loan.

Recent Developments

Closing of Acquisition of Gerdau U.S. Assets

Overview. On December 29, 2017, we and our direct and indirect wholly owned subsidiaries, CMC Steel Fabricators, Inc. and CMC Steel US, LLC, entered into a stock and asset purchase agreement (the “purchase agreement”), with GNA Financing, Inc., Gerdau Ameristeel US, Inc., Gerdau Ameristeel Sayreville Inc. and Gerdau Ameristeel WC, Inc. (the “sellers”), pursuant to which we agreed to acquire the acquired businesses, which included substantially all of sellers’ rebar fabrication facilities in the U.S. as well as four steel mini mills.

On November 5, 2018, we closed the acquisition of the acquired businesses and paid the cash purchase price of $600.0 million, plus an estimated working capital adjustment of $101.2 million. The purchase price is subject to customary purchase price adjustments under the terms of the purchase agreement, including an adjustment based on the final working capital of the acquired businesses. The purchase price was paid with the proceeds from the issuance of the old notes, the 2018 term loan and cash on hand.

Description of Acquired Businesses. The acquired businesses include 33 rebar fabrication facilities and four steel mini mills located in or around Rancho Cucamonga, California, Jacksonville, Florida, Sayreville, New Jersey and Knoxville, Tennessee with annual melt capacity of 2.7 million tons, which brings our global melt capacity to approximately 7.2 million tons. In addition, the acquisition of the acquired businesses increases our total annual mill rolling capacity by 2.5 million tons.

The acquired businesses generated net revenue of $1.3 billion and a net loss of $326.3 million for the twelve months ended December 31, 2017 and net revenue of $1.3 billion and a net loss of $40.0 million for the nine months ended September 30, 2018. As of December 31, 2017, the acquired businesses had $221.5 million of accounts receivable, $160.7 million of inventories, net property, plant and equipment of $288.1 million and total assets of $724.3 million. As of September 30, 2018, the acquired businesses had $268.2 million of accounts receivable, $205.4 million of inventories, net property, plant and equipment of $274.3 million and total assets of $804.0 million.

For additional information concerning the historical financial results of the acquired businesses, as well as pro forma financial information combining the results of the Company and the acquired businesses, please see the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2018 and the Company’s Current Report on Form 8-K/A filed with the SEC on November 29, 2018, each of which is incorporated by reference herein.

Completion of New EAF Micro Mill

In the second quarter of fiscal 2018, we completed the construction, and started commercial production activities, of a new EAF micro mill located in Durant, Oklahoma that mirrors the state-of-the-art process technology utilized by our existing EAF micro mill in Arizona.

Exit of International Marketing and Distribution Segment and Other Non-Core Businesses

In June 2017, our Board of Directors approved a plan to exit our International Marketing and Distribution segment. As an initial step in this plan, on August 31, 2017, we completed the sale of CMC Cometals for $170.4 million, subject to customary post-closing adjustments. Additionally, during the second quarter of fiscal 2018, the remaining operations related to the Company’s steel trading business in the U.S. and Asia were substantially wound down. Finally, during the third quarter of fiscal 2018, the Company sold certain assets and liabilities of its Australian steel trading business, resulting in an overall transaction loss, including selling costs, of $5.3 million. The results of these activities have been classified as discontinued operations in our consolidated statements of earnings for all periods described in or incorporated by reference in this prospectus.

Furthermore, during the third quarter of fiscal 2018, the Company completed the sale of assets of the non-core structural steel fabrication operations for proceeds of $20.3 million, subject to customary post-closing adjustments. The Company recognized a total impairment charge of $13.7 million related to the sale of these operations.

Sixth Amendment to Credit Agreement

On October 23, 2018, we and our wholly owned subsidiary, CMC International Finance S.à r.l., as foreign borrower, entered into a sixth amendment to our credit agreement with Bank of America, N.A., as Administrative Agent, and certain other lending institutions party thereto (the “sixth amendment”).

The sixth amendment amends the credit agreement to, among other things, (i) include Fitch Group, Inc. as a party whose ratings of our indebtedness may be used to determine our compliance with certain covenants under the credit agreement and the calculation of the Applicable Rate (as defined in the credit agreement) used to determine the interest rate for borrowings and certain fees under the credit agreement, (ii) permit the appointment of a successor foreign borrower under the credit agreement, subject to the fulfillment of certain conditions, and (iii) permit, in certain circumstances, the replacement of LIBOR as the benchmark rate for determining the interest rate for borrowings under the credit agreement with an alternate benchmark rate, subject to the fulfillment of certain conditions.

SUMMARY ORGANIZATIONAL CHART

The following chart shows a summary of our organizational structure as of August 31, 2018, as adjusted to give effect to (i) the incurrence of $180.0 million under the 2018 term loan, (ii) the acquisition of the acquired businesses and (iii) the issuance of the new notes, assuming that all of the old notes are validly tendered and not validly withdrawn in the exchange offer. This chart is provided for illustrative purposes only and does not represent all of our entities or obligations of our entities.

(1)	We are party to a credit agreement with a revolving credit facility of $350.0 million. As of August 31, 2018, no amounts were outstanding under the revolving credit facility.
(2)

For each old note validly tendered and not validly withdrawn in the exchange offer, the tendering noteholder will receive a new note of equal principal amount. Old notes not validly tendered or validly withdrawn in the exchange offer will remain outstanding following the consummation of the exchange offer. Accordingly, the consummation of the exchange offer will not impact the aggregate principal amount of indebtedness that the Company has outstanding.

(3)	CMC International Finance, S.à r.l. is a foreign borrower under the credit agreement. As of August 31, 2018, no amounts were outstanding with respect to the foreign borrower.
(4)

We are party to a $200.0 million U.S. sale of trade accounts receivable program which, as amended, expires on August 31, 2020. Under the program, we contribute, and several of our subsidiaries sell without recourse, certain eligible trade accounts receivable to CMC Receivables, Inc. (“CMCRV”), a wholly owned subsidiary of CMC. CMCRV is structured to be a bankruptcy-remote entity formed for the sole purpose of buying and selling trade accounts receivable generated by us and certain of our subsidiaries. CMCRV then sells the trade accounts receivable in their entirety to two financial institutions.

For the fiscal year ended August 31, 2018, and all comparative periods presented or incorporated by reference herein, we accounted for sales of the trade accounts receivable as true sales, and the trade accounts receivable balances that were sold were removed from our consolidated balance sheets. The cash advances received were reflected as cash provided by operating activities on our consolidated statements of cash flows. On September 1, 2018, we amended certain terms of our receivable program, disqualifying the sale of such receivables from being accounted for as true sales. As a result of the amendments, any future advances under the programs will be recorded as financing activities.

At August 31, 2018, CMCRV had sold $273.5 million of trade accounts receivable to the financial institutions and had no advance payments outstanding on the sale of its accounts receivable.

(5)

The credit agreement is guaranteed by each of our material domestic subsidiaries (as described in the credit agreement). Furthermore, the obligations of CMC International Finance, S.à r.l., the foreign borrower under the credit agreement, are guaranteed by CMC Poland Sp. z.o.o., a Polish subsidiary of ours. In addition, certain entities acquired as part of the acquisition of the acquired businesses became guarantors under the credit agreement following the completion of such acquisition. None of our subsidiaries, including subsidiaries acquired as part of the acquisition of the acquired businesses, will guarantee the new notes offered hereby nor are they guarantors of the old notes or any of our other outstanding notes.

CORPORATE INFORMATION

We were incorporated in 1946 in the State of Delaware. Our predecessor company, a metals recycling business, has existed since approximately 1915. We maintain our corporate office at 6565 North MacArthur Boulevard in Irving, Texas, 75039, telephone number (214) 689-4300. Our common stock is listed on the New York Stock Exchange under the ticker symbol “CMC.” We maintain a website located at http://www.cmc.com. Information on our website is not a part of, or incorporated by reference into, this prospectus.

THE EXCHANGE OFFER

On May 3, 2018, we completed the private placement of $350.0 million aggregate principal amount of old notes. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer of old notes for new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable. Below is a summary of the exchange offer.

Old Notes	5.750% Senior Notes due 2026.

New Notes	Notes of the same series as the old notes, the issuance of which has been registered under the Securities Act. The terms of the new notes are substantially identical to those of the old notes, except that the new notes will not have securities law transfer restrictions or registration rights and the new notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

The Exchange Offer

We are offering to issue up to $350.0 million aggregate principal amount of new notes in exchange for a like principal amount of old notes to satisfy our obligations under the registration rights agreement that was executed when the old notes were issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereof.

Old notes may be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn before the exchange offer expires will be exchanged. As of the date of this prospectus, $350.0 million aggregate principal amount of old notes were outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Date; Tenders

The exchange offer will expire at 11:59 p.m., New York, New York time, on            , 2019, unless extended. We do not currently intend to extend the expiration date of the exchange offer. The exchange offer will be open for at least 20 full business days. We expressly reserve our right to extend the exchange offer at any time prior to the expiration date, subject to applicable law.

By tendering your old notes, you represent to us that:

•  any new notes to be received by you will be acquired in the ordinary course of your business;

•  you are not engaged in nor intend to engage in or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

•  you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us;

•  if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then you will deliver this prospectus (or, to the extent permitted by law, make this prospectus available to purchasers) in connection with any resale of the new notes; and

•  you are not acting on behalf of any person or entity who could not truthfully make the foregoing representations.

Procedures for Tendering

All of the old notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”). To participate in the exchange offer, you must follow the automated tender offer program (“ATOP”) procedures established by DTC for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

•  DTC has received instructions to exchange your notes; and

•  you agree to be bound by the terms of the letter of transmittal included as Annex A to this prospectus.

For more details, please read “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Procedures for Tendering.”

Questions regarding how to tender old notes and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Withdrawal Rights	You may validly withdraw your tender of old notes at any time before the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 11:59 p.m., New York City time, on the expiration date of the exchange offer. If old notes tendered for exchange are not accepted for any reason, such old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer in accordance with Rule 14e-1(c). Please read “The Exchange Offer—Withdrawal of Tenders.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are available in connection with the exchange offer. You must tender your old notes by the expiration date in order to participate in the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes	Subject to the conditions stated in “The Exchange Offer—Conditions to the Exchange Offer,” we will accept for exchange any and all old notes which are validly tendered and not validly withdrawn in the exchange offer before the expiration date. The new notes will be delivered promptly after the expiration date.

Interest Payments on the New Notes	Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note tendered in exchange thereof, or, if no interest has been paid on the old note, from the date of the original issue of the old note. If your old notes are accepted for exchange, then you will receive interest on the new notes (including any accrued but unpaid additional interest on the old notes) and not on the old notes.

Conditions to the Exchange Offer	The consummation of the exchange offer is subject to the satisfaction or waiver of certain customary conditions as of the expiration date of the exchange offer. A minimum aggregate principal amount of old notes being tendered is not a condition to the exchange offer. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Resales of New Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•  any new notes to be received by you will not be acquired in the ordinary course of your business;

•  you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer; or

•  you are an “affiliate,” as defined in Rule 405 under the Securities Act, of us.

If any of the foregoing conditions apply to you, then:

•  you cannot rely on the applicable interpretations of the staff of the SEC;

•  you will not be permitted or entitled to tender your old notes in the exchange offer; and

•  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See “The Exchange Offer—Resales of New Notes.”

Broker-Dealer Obligations

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of 180 days from the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus) to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Furthermore, a broker dealer that acquired any of its old notes directly from us:

•  cannot rely on the applicable interpretations of the staff of the SEC; and

•  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Registration Rights Agreement

Contemporaneously with the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes that granted the holders of the old notes certain exchange and registration rights with respect to the old notes.

Pursuant to the registration rights agreement, we agreed to, within 365 days of the completion of the offering of the old notes:

•  commence a registered exchange offer for the notes to allow the holders of the old notes to exchange their old notes for the same principal amount of new notes; or

•  under certain circumstances, cause a shelf registration statement to become effective to cover resales of the old notes.

This exchange offer is intended to satisfy our obligations set forth in the registration rights agreement. After the exchange offer is complete, except in the limited circumstances specified in the registration rights agreement, we will have no further obligation to provide for the registration under the Securities Act of the old notes. See the section entitled “The Exchange Offer.”

Consequences of Not Exchanging Old Notes	Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your old notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange” and “Risk Factors—Risks Related to the Exchange Offer—You may have difficulty selling the old notes you do not exchange.”

Material U.S. Federal Income Tax Considerations	In general, your exchange of old notes for new notes to be issued in the exchange offer will not result in your realizing any gain or loss for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the new notes.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent” and in the letter of transmittal included as Annex A to this prospectus.

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer—Fees and Expenses.”

Risk Factors	For a discussion of the risks related to the exchange offer, please read the section entitled “Risk Factors” beginning on page 17 of this prospectus.

THE NEW NOTES

The terms of the new notes are substantially identical to those of the old notes, except that the new notes will not have securities law transfer restrictions or registration rights and the new notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

The following summary contains basic information about the new notes and is not intended to be complete. For a more complete understanding of the new notes, please refer to the section entitled “Description of the New Notes” in this prospectus. The term “notes” below includes both the new notes and the old notes. In this summary, unless otherwise indicated, “we,” “us,” “our,” the “Company,” “CMC” and similar words refer only to Commercial Metals Company and not any of its subsidiaries.

Issuer	Commercial Metals Company, a Delaware corporation.

Notes Offered	$350.0 million in aggregate principal amount of 5.750% Senior Notes due 2026.

Maturity Date	April 15, 2026.

Interest	5.750% per year. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note tendered in exchange thereof, or, if no interest has been paid on the old note, from the date of the original issue of the old note. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on the first April 15 or October 15 following the consummation of the exchange offer.

Denominations	The new notes will be issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Form of Notes	The new notes will be represented by one or more global notes deposited with DTC. Investors may elect to hold interests in the global notes through any of DTC, Clearstream or the Euroclear System. See “Description of the New Notes—Book-Entry System.”

Ranking	Like the old notes, the new notes will be our general unsecured and unsubordinated obligations and will:

•  rank senior in right of payment to any of our existing and future indebtedness that is expressly subordinated in right of payment to the new notes;

•  rank equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated, including our existing unsecured notes (which includes the old notes);

•  be effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including amounts outstanding under our secured term loans and our revolving credit facility; and

•  be structurally subordinated to all existing and future indebtedness and liabilities incurred by our subsidiaries, including trade payables.

As of August 31, 2018, as adjusted for the incurrence of $180.0 million under the 2018 term loan and the acquisition of the acquired businesses, we would have had $1.3 billion of senior indebtedness outstanding, $322.5 million of which was secured, and no amounts drawn under our $350.0 million revolving credit facility. The indenture governing the new notes will not prohibit us from incurring additional unsecured indebtedness.

No Guarantees	None of our subsidiaries will guarantee the new notes offered hereby. Like the old notes, the new notes will be structurally subordinated to the debt of our subsidiaries. As of August 31, 2018, as adjusted to give effect to the acquisition of the acquired businesses, our subsidiaries had $34.8 million of indebtedness outstanding and total liabilities of $487.9 million, excluding net intercompany liabilities of $696.7 million.

Optional Redemption

Prior to April 15, 2021, we will have the option to redeem some or all of the notes at a redemption price equal to 100% of the principal amount of such notes, plus an Applicable Premium as defined under “Description of the New Notes—Optional Redemption,” and accrued and unpaid interest, if any, to, but excluding, the date of redemption.

On or after April 15, 2021, we will have the option to redeem some or all of the notes at the redemption prices specified in “Description of the New Notes—Optional Redemption,” plus accrued and unpaid interest, if any to, but excluding, the date of redemption.

Additionally, prior to April 15, 2021, we may redeem up to 40% of the notes with the net cash proceeds of certain equity offerings at the redemption price of 105.750% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any to, but excluding, the date of redemption. See “Description of the New Notes—Optional Redemption.”

Special Optional Redemption	The notes provide that if the acquisition of the acquired businesses did not close on or before March 29, 2019, or if the purchase agreement was terminated prior to such date, we had the right, but not the obligation, to redeem all of the outstanding notes at a redemption price equal to 100% of the initial offering price of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. The acquisition of the acquired businesses closed on November 5, 2018. As a result, the special optional redemption right can no longer be exercised. See “Description of the New Notes—Special Optional Redemption.”

Events of Default	As described under “Description of the New Notes—Events of Default”, if an event of default with respect to the notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the notes plus premium, if any, and accrued and unpaid interest, if any. In addition, the principal amount of the notes plus premium, if any, and accrued and unpaid interest, if any, will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Change of Control	Upon the occurrence of a change of control triggering event, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to the purchase date. See “Description of the New Notes—Change of Control Offer.”

Certain Covenants	The indenture and supplemental indenture governing the notes include certain restrictions on liens, sale and lease-back transactions, mergers, consolidations and transfers of substantially all of our assets.

These covenants are subject to important qualifications and exceptions. See “Description of the New Notes—Covenants” in this prospectus.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes.

Book-Entry Form	The new notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the new notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Transfer Restrictions	The new notes will be registered under the Securities Act and will not have any restrictions on transfer.

Absence of an Established Trading Market	We do not intend to list the new notes on any national securities exchange or have them quoted on any automated dealer quotation system. The new notes will be new securities for which there is currently no public market. See “Risk Factors—Risks Related to the New Notes—Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.”

Trustee	U.S. Bank National Association.

Governing Law	The new notes will be, and the indenture is, governed by the laws of the State of New York.

Risk Factors	Investing in the new notes involves risks. We urge you to carefully consider all of the information described in the section entitled “Risk Factors.”

RISK FACTORS

You should carefully consider the risks described below and all of the information contained herein or incorporated by reference into this prospectus before deciding whether to participate in the exchange offer. The risk factors described below may be updated from time to time by our filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that we incorporate by reference herein. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. See “Forward-Looking Statements.”

Risks Related to the Exchange Offer

You may have difficulty selling the old notes you do not exchange.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. Upon consummation of the exchange offer, except in certain limited circumstances specified in the registration rights agreement, we will have no further obligation to provide for the registration under the Securities Act of the old notes. For further information regarding the consequences of failing to exchange your old notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.

If you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. In addition, if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

You may not receive new notes in the exchange offer if the exchange offer procedures are not followed.

We will issue the new notes in exchange for your old notes only if you tender the old notes before expiration of the exchange offer in the manner required herein. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of the old notes, we will not accept your old notes for exchange unless we decide, in our reasonable judgment and subject to applicable law, to waive such defects or irregularities. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender your old notes on your behalf. See “The Exchange Offer—Procedures for Tendering.”

Risks Related to the New Notes

The principal and interest payments on our existing indebtedness may restrict and/or impair our ability to fulfill our obligations under the notes.

As of August 31, 2018, as adjusted for the incurrence of $180.0 million under the 2018 term loan and the acquisition of the acquired businesses, we would have had $1.3 billion of total debt outstanding, $322.5 million of which was secured.

The indentures governing our existing notes and the new notes permit us to incur additional debt. The amount of our debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the new notes;

•

require us to use a substantial portion of our cash flow from operations to pay interest and principal on the new notes and other debt, which would reduce the funds available for working capital, capital expenditures and other business purposes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or for other general corporate purposes;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or general economic conditions;

•	increase the risk of a ratings downgrade, increasing our cost of financing and limiting our access to capital markets; and

•	increase the risk of a default of certain loan covenants, restricting our use of cash and financing alternatives.

Our ability to meet our debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will be unable to control many of these factors, such as economic conditions and governmental regulation.

The indenture governing our notes and our other debt instruments contain financial covenants and impose restrictions on our business.

The indenture governing our 2023 notes, the 2027 notes, the old notes and the new notes each contain restrictions on our ability to create liens, sell assets, enter into sale and leaseback transactions and consolidate or merge. In addition to these restrictions, our credit facility contains covenants that restrict our ability to, among other things, enter into transactions with affiliates and guarantee the debt of some of our subsidiaries. Our credit facility and our receivables program also require that we meet certain financial tests and maintain certain financial ratios, including a maximum debt to capitalization and interest coverage ratios.

Other agreements that we may enter into in the future may contain covenants imposing significant restrictions on our business that are similar to, or in addition to, the covenants under our existing agreements. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants could result in a default under the indenture governing the new notes or under our other debt agreements. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. If we were unable to repay debt to our secured lenders or if we incur secured debt in the future, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the new notes.

The indenture does not limit the amount of unsecured indebtedness that we can issue and we may incur more debt.

The indenture does not limit the amount of unsecured indebtedness that we can issue. The new notes will be our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future senior indebtedness, including the old notes, and senior to all of our existing and future subordinated indebtedness. As of August 31, 2018, as adjusted for the incurrence of $180.0 million under the 2018 term loan and the acquisition of the acquired businesses, we would have had $1.3 billion of senior indebtedness that would have ranked equally in right of payment with the new notes. In addition, the new notes will be effectively subordinated to any existing and future secured indebtedness of ours, including borrowings under the revolving credit facility and our secured term loans, to the extent of the assets securing such indebtedness. As of August 31, 2018, as adjusted for the incurrence of $180.0 million under the 2018 term loan and the acquisition of the acquired businesses, we would have had $322.5 million of secured indebtedness outstanding, and no borrowings outstanding under our $350.0 million revolving credit facility.

The restrictions in our debt agreements on our incurrence of additional indebtedness are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. Any additional indebtedness incurred could reduce the amount of cash we would have available to satisfy our obligations under the new notes. We expect from time to time to incur additional indebtedness.

Our failure to generate sufficient cash flow to meet our obligations under the new notes could significantly adversely affect you as a noteholder.

Our ability to make payments with respect to the new notes and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by a broad range of factors, including prevailing economic, financial, business and other factors affecting our company and industry, many of which are beyond our control. If we and our subsidiaries do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the new notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. However, we may not be able to refinance our debt on commercially reasonable terms, if at all, or on terms that would be permitted under our various debt instruments then in effect, and we may not be able to sell assets, or, even if we are able to sell assets, the terms of the sales may not be favorable to us and may not sufficiently reduce the amount of our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the new notes. If for any reason we are unable to meet our debt service and repayment obligations, including those under the new notes, we would be in default under the terms of the agreements governing that indebtedness, which may allow our creditors at that time to declare all such indebtedness to be due and payable.

The new notes will be effectively subordinated to our secured debt.

The new notes are unsecured and unsubordinated but will be effectively subordinated in right of payment to all of our existing and future secured indebtedness, including borrowings under our credit facility, to the extent of the value of the collateral securing those obligations. As of August 31, 2018, as adjusted for the incurrence of $180.0 million under the 2018 term loan and the acquisition of the acquired businesses, we would have had $1.3 billion of senior indebtedness outstanding, $322.5 million of which was secured, as well as $350.0 million of available borrowing capacity under our secured credit facility. We may in the future issue additional secured debt, including borrowings under our credit facility. If we are not able to repay amounts due under the terms of the secured debt, the holders of the secured debt could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral securing that indebtedness would be applied first to amounts due under the terms of the secured debt before any proceeds would be available to make payments on the new notes. If we default under any secured debt, the value of the collateral on the secured debt may not be sufficient to repay both the holders of the secured debt and the holders of the new notes. In addition, upon any distribution of assets pursuant to any liquidation, dissolution, reorganization, insolvency or similar proceeding, the holders of our secured debt will be entitled to be repaid in full from the proceeds of the collateral securing such debt before the holders of the new notes will be entitled to receive any payment with respect thereto.

The new notes will be structurally subordinated to the debt and liabilities of our subsidiaries.

The new notes will not be guaranteed by our subsidiaries. Payments on the notes are required to be made only by Commercial Metals Company, the issuer of the new notes. We may not have direct access to the assets of our subsidiaries unless those assets are transferred by dividend or otherwise to us. As a result, the new notes will be structurally subordinated to all existing and future debt and liabilities, including trade payables, of our subsidiaries. As of August 31, 2018, as adjusted to give effect to the acquisition of the acquired businesses, our subsidiaries had $34.8 million of indebtedness outstanding and total liabilities of $487.9 million, excluding net intercompany liabilities of $696.7 million.

The pro forma financial statements incorporated by reference in this prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the acquisition of the acquired businesses.

The pro forma financial statements incorporated by reference in this prospectus are presented for illustrative purposes only, are based on various adjustments and assumptions, many of which are preliminary, and may not be an indication of our financial condition or results of operations following the acquisition of the acquired businesses. Our actual financial condition and results of operations following such acquisition may not be consistent with, or evident from, these pro forma financial statements and other statements relating to the acquisition. In addition, the assumptions used in preparing the pro forma financial data and estimates may not prove to be accurate, and other factors may affect our financial condition or results of operations following the acquisition of the acquired businesses. Therefore, investors should refer to our historical financial statements and the historical financial statements of the acquired businesses incorporated by reference in this prospectus when evaluating an investment in the new notes.

We depend, in part, on our subsidiaries to generate sufficient cash flow to meet our debt service obligations, including payments on the new notes.

Although Commercial Metals Company is an operating company, a substantial part of its assets consists of the capital stock or other equity interests of its subsidiaries. As a result, we depend in part on the earnings of our subsidiaries and the availability of their cash flows to us, or upon loans, advances or other payments made by these entities to us to service our debt obligations, including the new notes. The ability of these entities to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to restrictions under the credit facility and other agreements to which we or they are a party and applicable laws.

Our credit ratings may not reflect all risks of an investment in the new notes.

We expect that the new notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. The credit ratings assigned to the new notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your new notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your new notes. Any rating organization that rates the new notes may lower our rating or decide not to rate the new notes in its sole discretion. The ratings of the new notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any ratings downgrade could adversely affect the trading price of the new notes, or the trading market for the new notes, to the extent a trading market for the new notes develops.

We may not be able to repurchase the new notes upon a change of control.

If we experience certain kinds of changes of control coupled with a ratings downgrade with respect to the new notes, we must give holders of the new notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest. In addition, the terms of our existing senior notes, including the old notes, include a substantially similar change of control provision.

As a result of the foregoing, we may be required to offer to repurchase all outstanding new notes and existing senior notes at 101% of their respective principal amount, plus accrued and unpaid interest. However, in such an event, we might not be able to pay the required purchase price for the new notes or existing senior notes presented to us because we might not have sufficient funds available at that time. The source of funds for any such purchase of the new notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. Our failure to repurchase the new notes or our existing senior notes upon a change of control would cause a default under the indentures governing our outstanding debt securities. Our credit facility provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the new notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indentures governing our outstanding debt securities may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the new notes and our existing senior notes. The definition of change of control for purposes of the new notes includes a phrase relating to the transfer of “all or substantially all” of our assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase the new notes as a result of a transfer of less than all of our assets to another person may be uncertain.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the new notes.

The new notes are new issues of securities for which there is no established public market. We do not intend to have the new notes listed on a national securities exchange or included in any automated quotation system. An active market for the new notes may not develop or, if developed, may not continue. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our operating performance and financial condition, the market for similar securities, the interest of securities dealers in making a market in the new notes, prevailing interest rates and other factors. A liquid trading market may not develop for the new notes.

If an active market does not develop or is not maintained, the price and liquidity of the new notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the new notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your new notes. In addition, subsequent to their initial issuance, the new notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar new notes, our performance and other factors.

Volatile trading prices may require you to hold the new notes for an extended period of time.

If a market develops for the new notes, they might trade at prices higher or lower than the initial offering price of our previously issued notes, including the old notes. The trading price of the new notes could be subject to significant fluctuation in response to, among other factors, change in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities. In addition, subsequent to their initial issuance, the new notes may trade at a discount from their initial offering price depending on the prevailing interest rates, the market for similar new notes, our performance and other factors, many of which are beyond our control. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the new notes. You should be aware that you may be required to bear the financial risk of an investment in the new notes for an extended period of time.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount that will be retired and cancelled following the completion of the exchange offer and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in the aggregate amount of indebtedness that the Company has outstanding.

The terms of the new notes are substantially identical to those of the old notes, except that the new notes will not have securities law transfer restrictions or registration rights and the new notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On May 3, 2018, we sold $350.0 million in aggregate principal amount of old notes to the initial purchasers. The initial purchasers subsequently offered and sold the old notes to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act. Because the old notes were sold in a transaction that was exempt from or not subject to registration requirements under the Securities Act, the old notes are subject to transfer restrictions. Accordingly, in general, the old notes may not be sold unless they are either no longer subject to such transfer restrictions or the offer or sale of such old notes is exempt from, or not subject to, the registration requirements under the Securities Act and applicable state securities laws.

In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the registration rights agreement, we agreed to, among other things:

•	prepare and file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for the new notes which will be registered under the Securities Act;

•	use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act;

•

use commercially reasonable efforts to hold the exchange offer open for the minimum period required under applicable federal and state securities laws, provided that such period shall not be for less than 30 days after notice of the exchange offer is mailed to the holders of the old notes; and

•	use commercially reasonable efforts to complete the exchange offer no later than May 3, 2019.

This exchange offer is intended to satisfy our obligations set forth in the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue a like amount of new notes in exchange for old notes validly tendered and not validly withdrawn in the exchange offer. The exchange offer will remain open for the later of 20 business days and 30 calendar days after the date that notice of the exchange offer is mailed to the holders of the old notes. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note tendered in exchange thereof, or, if no interest has been paid on the old note, from the date of the original issue of the old note.

The terms of the new notes are substantially identical to those of the old notes, except that the new notes will not have securities law transfer restrictions or registration rights and the new notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer. See “Description of the New Notes” for more information on the terms of the new notes.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Shelf Registration

In the event that:

•	we would not be permitted to effect the exchange offer under applicable law or SEC policy;

•	the exchange offer has not been completed by May 3, 2019; or

•	we receive a written request from a holder of old notes that are or were ineligible to be exchanged in the exchange offer;

then we have agreed to file a shelf registration statement relating to resales of the old notes and to use commercially reasonable efforts to cause such registration to be declared effective and remain effective for a period of at least one year following its effective date (or until all the old notes covered by such registration statement have been sold pursuant to such registration statement).

We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective, and take certain other actions to permit resales of the old notes. A noteholder that sells old notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales, and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations). Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us.

Except as set forth above, after consummation of the exchange offer, holders of old notes that are the subject of the exchange offer will have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Special Interest on Old Notes

In the event that:

(1)	any of the registration statements required by the registration rights agreement are not filed with the SEC on or prior to the date specified for such filing in the registration rights agreement;

(2)	any of such registration statements has not been declared effective by the SEC on or prior to the date specified for such effectiveness in the registration rights agreement;

(3)	the exchange offer has not been consummated by May 15, 2019; or

(4)

any registration statement required by the registration right agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose for more than 30 days without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective

(any such event referred to in clauses (1) through (4) we refer to as a “registration default”), we will agree that the interest rate borne by transfer restricted notes (as defined below) shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.00% per annum. Any such additional interest will be paid in the same manner and on the same dates as regular interest payments in respect of transfer restricted notes. Following the cure of all registration defaults, the accrual of such additional interest will cease. A registration default with respect to a failure to file, cause to become effective or maintain the effectiveness of a shelf registration statement will be deemed cured upon consummation of the exchange offer in the case of a shelf registration statement required to be filed due to a failure to consummate the exchange offer within the required time period.

For purposes of the foregoing, “transfer restricted notes” means each old note until the earliest to occur of (a) the date on which such old note is exchanged in the exchange offer for new notes that may be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (b) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement and (c) the date on which such old note is distributed to the public by a broker-dealer pursuant to the “Plan of Distribution” section herein.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Resales of New Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the new notes issued in exchange for the old notes in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery requirements under the Securities Act. However, based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	the holders are not “affiliates” of the Company within the meaning of Rule 405 under the Securities Act.

Each holder who wishes to exchange old notes for new notes will be required to represent that it meets these and other requirements, as specified in more detail below under “—Procedures for Tendering—Your Representations to Us.”

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	may not rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. We have agreed to make this prospectus available for a period of 180 days from the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus) to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

In order to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered at or before the expiration date and not validly withdrawn as permitted below. The exchange offer will expire at 11:59 p.m., New York, New York time, on            , 2019, unless extended. We do not currently intend to extend the expiration date of the exchange offer. The exchange offer will be open for at least 20 full business days. We expressly reserve our right to extend the exchange offer at any time prior to the expiration date, subject to applicable law.

As of the date of this prospectus, $350.0 million in aggregate principal amount of old notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of the old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer; however, holders of the old notes must cause their old notes to be tendered in accordance with the procedures outlined below and before the expiration date in order to participate.

The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that the new notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions related to the timing of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiples of $1,000 in excess thereof; provided, however, that if a holder tenders less than all of its old notes, such holder must retain at least $2,000 principal amount of old notes after the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will be entitled to the rights and benefits such holders have under the indenture relating to the old notes and, if applicable, the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered old notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. Any old notes that are not accepted for exchange for any reason will be returned, without expense, to their tendering holder promptly after the expiration or termination of the exchange offer in accordance with Rule 14e-1(c). Such non-exchanged old notes will be credited to an account maintained with DTC.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses of the Company, other than certain applicable taxes described below, in connection with the exchange offer. Please read “—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered in the exchange offer.

Expiration, Extension and Amendment

The expiration date of the exchange offer is 11:59 p.m., New York City time, on             , 2019. However, we may, in our sole discretion and subject to applicable law, at any time or various times before the expiration date, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration date” as used herein means the latest time and date to which we extend the exchange offer.

We do not currently intend to extend the expiration date of the exchange offer. The exchange offer will be open for at least 20 full business days. If we decide to extend the exchange offer period, we may, subject to applicable law and the requirements of Rule 14e-1(c), delay acceptance of any old notes by giving written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the exchange offer in accordance with Rule 14e-1(c).

Our obligation to accept old notes for exchange in the exchange offer is subject to the satisfaction or waiver, as of the expiration date, of the conditions described below under “—Conditions to the Exchange Offer.” We may, subject to applicable law, decide to waive any of the conditions in our discretion on or before the expiration of the exchange offer. Furthermore, we reserve the right, subject to applicable law, to amend or terminate the exchange offer, and to not accept for exchange any old notes not previously accepted for exchange, if the conditions of the exchange offer specified below under the same heading are not, in our reasonable judgment, fulfilled as of the expiration date.

We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, and, in any event, within the timeframes specified below. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the old notes. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. In order to extend the exchange offer, we will notify the exchange agent in writing of any extension. We will notify the registered holders of old notes of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that are timely and properly tendered. Therefore, you should allow sufficient time to ensure timely delivery of your old notes, and you should carefully follow the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right, subject to applicable law, to waive any defects in your tender. However, we are not required to waive defects in your tender, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your old notes, please call the exchange agent whose address and phone number are set forth below under “—Exchange Agent” and in the letter of transmittal included as Annex A to this prospectus.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the old notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the old notes.

If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender your old notes on your behalf. In some cases, the broker, dealer, commercial bank, trust company or other nominee may request submission of your instruction to tender old notes on a beneficial owner’s instruction form. Please check with your registered holder to determine the procedures for such firm.

Determinations Under the Exchange Offer. We will determine in our reasonable judgment all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding, subject to judgments by a court of law having competent jurisdiction over such matters. Subject to applicable law, we reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which might, in the reasonable opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes, subject to applicable law. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties, subject to judgments by a court of law having competent jurisdiction over such matters. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such reasonable time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date in accordance with Rule 14e-1(c).

When We Will Issue New Notes. In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 11:59 p.m., New York City time, on the expiration date:

•	a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Such new notes will be issued promptly following the expiration or termination of the exchange offer.

Return of Old Notes Not Accepted or Exchanged. If we do not accept any tendered old notes for exchange or if old notes are tendered for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer in accordance with Rule 14e-1(c).

Your Representations to Us. By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes to be received by you will be acquired in the ordinary course of your business;

•

you have not participated in and have no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us;

•

if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then you will deliver this prospectus (or, to the extent permitted by law, make this prospectus available to purchasers) in connection with any resale of the new notes; and

•	you are not acting on behalf of any person or entity who could not truthfully make the foregoing representations.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective, you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the ATOP procedures.

We will determine in our reasonable judgment all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties, subject to judgments by a court of law having competent jurisdiction over such matters. We will deem any old notes validly withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer in accordance with Rule 14e-1(c). You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, and in addition to (and not in limitation of) our right to extend and/or amend the exchange offer at any time, in our sole discretion and subject to applicable law, we will not be required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c), exchange, and may delay the acceptance for exchange of or, subject to the restriction referred to above, the exchange of, any tendered old notes, and may terminate the exchange offer, if, before the expiration date, any of the following events or conditions exist or shall occur and remain in effect or shall be determined by us in our reasonable judgment to exist or have occurred:

(1)	the exchange offer violates any applicable law or is prohibited by the SEC or applicable interpretations of the staff of the SEC;

(2)

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

•

seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof; or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

(3)

any stop order is threatened or in effect with respect to either (i) the registration statement of which this prospectus forms a part or (ii) the qualification of the indenture governing the new notes under the Trust Indenture Act of 1939, as amended;

(4)

any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(5)	there has occurred:

•	any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market;

•	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

•

a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof.

All of the foregoing conditions to the exchange offer must be satisfied or waived as of the expiration date. Such conditions are for our sole benefit and we may assert them, at any time and from time to time prior to the expiration date of the exchange offer. We will make timely disclosure if any material condition is triggered. If we become aware that a condition is triggered such that we determine, in our reasonable judgment, that it is inadvisable to proceed with the exchange offer, the acceptance of old notes for exchange and/or the exchange of such old notes, we will promptly notify holders of old notes as to whether or not we have decided to waive such condition. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding, subject to judgments by a court of law having competent jurisdiction over such matters.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, as Exchange Agent

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, Minnesota 55107

By Facsimile Transmission (eligible institutions only):

651-466-7367

For Information or Confirmation by Telephone: 1-800-934-6802

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by e-mail; however, we may make additional solicitation by mail, facsimile transmission, telephone or in person by our officers and regular employees and those of our affiliates. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses related to compliance with federal securities and state “blue sky” laws;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs;

•

disbursement expenses incurred by brokers, dealers, commercial banks, trust companies and other nominees associated with forwarding this prospectus and related documents to beneficial owners of the old notes and in handling or forwarding tenders for exchange; and

•	any other related fees and expenses.

Other than as set forth below under “—Transfer Taxes,” you will not be required to pay any fees or commissions to the Company or the exchange agent in connection with the exchange offer. If your old notes are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your old notes on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transfer Taxes

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. Each tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	new notes and/or substitute old notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the old notes so exchanged; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

Old notes that are not validly tendered in the exchange offer, or old notes that are validly tendered but subsequently validly withdrawn or are validly tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and the offering memorandum dated April 19, 2018 relating to the old notes. The old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities within the meaning of Rule 144 under the Securities Act. Accordingly, such old notes may generally be resold only in a transaction exempt from or not subject to the registration requirements of the Securities Act. As a result, the liquidity of the old notes could be adversely affected by the exchange offer. See “Risk Factors—Risks Related to the Exchange Offer—You may have difficulty selling the old notes you do not exchange.”

Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes and, except under certain limited circumstances, we do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws.

Holders of the new notes issued in the exchange offer and any old notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Fourth Amended and Restated Credit Agreement

On June 26, 2014, we and CMC International Finance, S.à r.l. (f/k/a CMCLUX, S.à r.l.), its wholly owned subsidiary (the “foreign borrower,” and together with us, the “borrowers”), entered into the credit agreement with Bank of America, N.A., as administrative agent, and certain lenders party thereto, as the same has been amended from time to time. The credit agreement is currently set to expire on June 23, 2022.

The credit agreement provides for (i) a revolving credit facility in U.S. dollars and certain foreign currencies in the maximum principal amount of the U.S. dollar equivalent of $350.0 million (the “facility amount”), (ii) a term loan facility in a maximum principal amount of the U.S. dollar equivalent of $150.0 million, (iii) the 2018 term loan in a maximum principal amount of the U.S. dollar equivalent of $200.0 million, (iv) revolving borrowings to the foreign borrower (as a sub-facility of the facility amount) in a maximum principal amount of the U.S. dollar equivalent of $50.0 million, (v) a letter of credit sub-facility in a maximum principal amount of the U.S. dollar equivalent of $50.0 million, (vi) a swing line sub-facility available to us in U.S. dollars in a maximum principal amount of $25.0 million and (vii) a swing line sub-facility available to the foreign borrower in U.S. dollars and certain foreign currencies in a maximum principal amount of the U.S. dollar equivalent of $10.0 million. With notice to the administrative agent, and subject to certain conditions, we may increase the facility amount and/or establish a new term loan in aggregate combined amount of $250.0 million.

On November 1, 2018, we drew $180.0 million under the 2018 term loan to finance, in part, the acquisition of the acquired businesses. As a result, on November 1, 2018, we had no amounts drawn under the revolving credit facility, $142.5 million drawn under the 2017 term loan and $180.0 million drawn under the 2018 term loan.

Interest Rate and Fees

Revolving loan borrowings under the credit agreement in U.S. dollars or foreign currencies, the 2017 term loan and the 2018 term loan bear interest at a rate equal to (a) LIBOR for the applicable interest period for the relevant currency plus an applicable rate (as defined below) or (b) at our election for revolving loan borrowings in U.S. dollars, the highest of (i) the federal funds effective rate plus 0.50%, (ii) the Bank of America “prime rate”, and (iii) one-month LIBOR plus 1.00%, in each case plus the applicable rate. US swing line loan borrowings under the credit agreement bear interest at a rate equal to one-month LIBOR plus the applicable rate. Foreign swing line loan borrowings under the credit agreement bear interest at a rate equal to the applicable overnight rate for the relevant currency plus the applicable rate.

“Applicable Rate” shall mean the following percentages, based on our non-credit enhanced, senior unsecured long-term debt rating set forth below:

Debt Ratings S&P/Moody’s/Fitch	Commitment Fee	Eurocurrency Rate Non-Performance Letters of Credit Daily Floating LIBOR Rate	Base Rate	Performance Letters of Credit
≥ BBB / Baa2 / BBB	0.200%	1.000%	0.000%	0.650%
BBB- / Baa3 / BBB-	0.250%	1.250%	0.250%	0.825%
BB+ / Ba1 / BB+	0.300%	1.500%	0.500%	1.000%
BB / Ba2 / BB	0.350%	1.750%	0.750%	1.200%
< BB / Ba2 / BB	0.400%	2.000%	1.000%	1.400%

In addition to paying interest on outstanding principal under the revolving credit facility and term loan facilities, the borrowers are required to pay a commitment fee to the lenders in respect of the unutilized commitments under the revolving credit facility and the 2018 term loan at certain of the per annum rates set forth in the table above. Commitment fees on the 2018 term loan began accruing on May 25, 2018 and ceased accruing on November 1, 2018 when we drew on the 2018 term loan. The borrowers must also pay customary letter of credit fees.

Prepayments

The borrowers may voluntarily repay outstanding loans under the credit agreement or term loan facilities without premium or penalty; provided that prepayments on all LIBOR loans will be subject to customary “breakage” costs. The borrowers may voluntarily terminate the revolving credit facility or the term loan facilities, or reduce the commitments under the revolving credit facility, in each case without premium or penalty; provided that such reduced commitments under the revolving credit facility will not be less than the outstanding borrowings under the revolving credit facility or the applicable sub-facility amount.

Term Loan Principal Payments

As provided in the credit agreement, to the extent it is not repaid earlier, we are required to make principal payments on the 2017 term loan and 2018 term loan in quarterly installments in an amount equal to 1.25% of the original drawn principal amount after giving effect to any prior payments or prepayments. Such principal payments for both the 2017 term loan and 2018 term loan are due on the last business day of each of our fiscal quarters following the funding date of the 2017 term loan for the life of such term loans.

Maturity

Principal amounts, and accrued and unpaid interest outstanding under the revolving credit facility, the 2017 term loan and the 2018 term loan are due and payable on June 23, 2022.

Guarantee and Security

The obligations of the borrowers under the credit agreement, including the revolving credit facility and the term loan facilities, are guaranteed by us and each of our material domestic subsidiaries (as described in the credit agreement). Furthermore, the obligations of the foreign borrower under the credit agreement are guaranteed by CMC Poland Sp. z.o.o., a Polish subsidiary of ours. The lenders’ lien on the collateral securing the credit agreement is subject to collateral addition, release and reinstatement provisions based on the credit ratings of our long term unsecured senior, non-credit enhanced debt. In the event of certain downgrades of such ratings, we and our material domestic subsidiaries may be required to grant the lenders liens on all present and future inventory and accounts (and the proceeds thereof), to the extent not already subject to our receivables program (discussed below).

Certain Covenants and Events of Default

The credit agreement contains a number of typical and customary affirmative covenants and negative covenants that, among other things, restrict, subject to certain exceptions, the borrowers’ and their subsidiaries’ ability to:

•	create liens;

•	make certain loans, investments, or acquisitions;

•	incur additional indebtedness;

•	engage in mergers, consolidations or other fundamental changes;

•	sell, transfer or otherwise dispose of assets;

•	change the lines of our business and the business of our subsidiaries;

•	enter into contractual obligations that limit us and our subsidiaries to permit liens and other encumbrances on their assets; and

•	pay dividends and distributions, repurchase capital stock or make certain other restricted payments.

The credit agreement also requires us to maintain (a) an interest coverage ratio of not less than 2.50 to 1.00 and (b) a debt to capitalization ratio that does not exceed 0.60 to 1.00.

Failure to comply with the covenants under the credit agreement may trigger an event of default. Additionally, the credit agreement contains typical and customary events of default, including a change of control.

Receivables Programs

On April 5, 2011, we and several of our subsidiaries entered into a sale of accounts receivables program. As most recently amended, the program terminates on August 31, 2020. Under the program, we contribute, and several of our subsidiaries sell without recourse, certain eligible trade accounts receivable to CMCRV, our wholly owned subsidiary. CMCRV is structured to be a bankruptcy-remote entity formed for the sole purpose of buying and selling trade accounts receivable generated by us and certain of our subsidiaries. CMCRV then sells the trade accounts receivable in their entirety to two financial institutions.

For the year ended August 31, 2018, and all comparative periods presented or incorporated by reference herein, we accounted for sales of the trade accounts receivable as true sales, and the trade accounts receivable balances that were sold were removed from our consolidated balance sheets. The cash advances received were reflected as cash provided by operating activities on our consolidated statements of cash flows. On September 1, 2018, we amended certain terms of our receivables programs (including the Polish program described below), disqualifying the sale of such receivables from being accounted for as true sales. As a result of the amendments, any future advances under the programs will be recorded as financing activities.

At August 31, 2018, CMCRV had sold $273.5 million of trade accounts receivable to the financial institutions and had no advance payments outstanding on the sale of its accounts receivable.

We, as servicer, and the subsidiaries party to the receivables program, as sub-servicers, retain collection and administrative responsibilities for the receivables. The continuation of the receivables program is subject to the performance of certain obligations and covenants by the subsidiaries party thereto and CMCRV. The receivables program may be terminated upon the occurrence of certain amortization events, including (a) change of control, (b) delinquency, default and dilution ratios with respect to the receivables and (c) our failure to comply with the interest coverage ratio, debt capitalization ratio or liquidity covenant under the credit agreement described above.

In addition to the U.S. sale of trade accounts receivable program described above, the Company’s international subsidiaries in Poland sell, and previously in Australia have sold, trade accounts receivable to financial institutions without recourse. The Polish program has a facility limit of 220.0 million Polish zloty ($59.5 million as of August 31, 2018) and allows our Polish subsidiaries to obtain an advance of up to 90% of eligible trade accounts receivable sold under the terms of the arrangement. Under the Polish and former Australian programs, the cash advances received are reflected as cash provided by operating activities on the Company’s consolidated statements of cash flows. During the first quarter of fiscal 2017, the Company’s existing Australian program expired, and the Company did not enter into a new program.

At August 31, 2018, under the Polish program, we had sold $107.6 million of trade accounts receivable to third-party financial institutions and had $12.1 million of advance payments outstanding on the sales of Polish trade accounts receivable.

Subsidiary Working Capital Facilities

Our subsidiaries have uncommitted credit facilities available from domestic and international banks. In general, these credit facilities are used to support trade letters of credit (including accounts payable settled under bankers’ acceptances), foreign exchange transactions and short-term advances which are priced at market rates. At August 31, 2018, our Polish subsidiary, CMC Poland Sp. z.o.o., had uncommitted credit facilities of $60.8 million with several banks with expiration dates ranging from November 2018 to March 2019. We intend to renew these uncommitted credit facilities upon expiration. At August 31, 2018, no amounts were outstanding under these facilities. The weighted average interest rate on these facilities was 2.58% at August 31, 2018.

Intercreditor Agreement

On June 23, 2017, we entered into an intercreditor agreement with the administrative agent under our receivables program and the administrative agent under the credit agreement that governs the relationship between such parties and their rights and duties with respect to certain collateral under the receivables program and the credit agreement.

Existing Senior Notes

Overview

The 2023 notes, 2027 notes and old notes were issued under the indenture dated May 6, 2013 between us and U.S. Bank National Association (as supplemented from time to time, the “indenture”).

2023 Notes. On May 17, 2013, we issued and sold $330.0 million aggregate principal amount of the 2023 notes. Proceeds from the offering were used to repurchase a portion of our previously outstanding 5.625% senior notes due 2013 (the “2013 notes”), in a cash tender offer, and the remainder of the proceeds were used to redeem the remainder of the 2013 notes outstanding following the tender offer and for general corporate purposes, including acquisitions. As of the date of this prospectus, $330.0 million aggregate principal amount of the 2023 notes are outstanding.

2027 Notes. On July 11, 2017, we issued and sold $300.0 million aggregate principal amount of the 2027 notes. Proceeds from the offering were used to repurchase a portion of our previously outstanding 7.350% senior notes due 2018 in a cash tender offer, and the remainder of the proceeds were used to redeem the remainder of the 2018 notes outstanding following the tender offer and for general corporate purposes. As of the date of this prospectus, $300.0 million aggregate principal amount of the 2027 notes are outstanding.

Old Notes. On May 3, 2018, we issued and sold $350.0 million aggregate principal amount of the old notes that are the subject of the exchange offer. Proceeds from the offering were used, along with the proceeds from the incurrence of the 2018 term loan and cash on hand, to fund the purchase price of the acquired businesses. As of the date of this prospectus, $350.0 million aggregate principal amount of old notes are outstanding.

Interest Rate

2023 Notes. Interest on the 2023 notes is payable in cash and accrues at the rate of 4.875% per annum. Interest on the 2023 notes is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2013.

2027 Notes. Interest on the 2027 notes is payable in cash and accrues at the rate of 5.375% per annum. Interest on the 2027 notes is payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2018.

Old Notes. Interest on the old notes is payable in cash and accrues at the rate of 5.750% per annum. Interest on the old notes is payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2018.

Ranking and Security

The existing senior notes are senior unsecured obligations and (i) rank senior in right of payment to any existing and future subordinated indebtedness, (ii) rank equally in right of payment with all of our existing and future senior indebtedness, including the new notes, (iii) are effectively junior in right of payment to all existing and future secured indebtedness, including our secured credit facility and (iv) are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries (other than indebtedness and liabilities owed by subsidiaries to Commercial Metals Company). As of August 31, 2018, as adjusted for the incurrence of $180.0 million under the 2018 term loan and the acquisition of the acquired businesses, we would have had $1.3 billion of senior indebtedness outstanding, $322.5 million of which would have been secured. In addition, as of August 31, 2018, as adjusted to give effect to the acquisition of the acquired businesses, our subsidiaries had $34.8 million of indebtedness outstanding and total liabilities of $487.9 million, excluding net intercompany liabilities of $696.7 million.

Prepayments and Redemptions

2023 Notes. We may redeem the 2023 notes, in whole or in part, at any time and from time to time, at a price equal to the greater of (i) 100% of the principal amount of the 2023 notes being redeemed and (ii) the sum of the present values, calculated as of the redemption date, of the remaining scheduled payments of principal and interest on the 2023 notes to be redeemed (exclusive of interest accruing on the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current treasury rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date. We may redeem the 2023 notes at par plus accrued interest at any date within three months of maturity.

2027 Notes. We may redeem the 2027 notes, in whole or in part, at any time prior to July 15, 2022, at a price equal to 100% of the principal amount of the 2027 notes being redeemed plus the excess, if any, of (x) the present value as of such date of redemption of (i) the call period redemption price of such note at July 15, 2022 plus (ii) all required interest payments due on such note through July 15, 2022 (excluding accrued but unpaid interest to, but not including, the date of redemption), computed using a discount rate equal to the treasury rate as of such date of redemption, plus 50 basis points, over (y) the then outstanding principal of such note, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date. On or after July 15, 2022, we may redeem the 2027 notes, in whole or in part, at redemption prices specified in the supplemental indenture governing the 2027 notes, plus accrued and unpaid interest, if any to, but excluding, the date of redemption.

In addition, prior to July 15, 2020, we may redeem up to 40% of the 2027 notes with the net cash proceeds of certain equity offerings at the redemption price of 105.375% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any to, but excluding, the date of redemption.

Old Notes. We may redeem the old notes, in whole or in part, at any time prior to April 15, 2021, at a price equal to 100% of the principal amount of the old notes being redeemed plus the excess, if any, of (x) the present value as of such date of redemption of (i) the call period redemption price of such note at April 15, 2021 plus (ii) all required interest payments due on such note through April 15, 2021 (excluding accrued but unpaid interest to, but not including, the date of redemption), computed using a discount rate equal to the treasury rate as of such date of redemption, plus 50 basis points, over (y) the then outstanding principal of such old note, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date. On or after April 15, 2021, we may redeem the old notes, in whole or in part, at redemption prices specified in the supplemental indenture governing the old notes, plus accrued and unpaid interest, if any to, but excluding, the date of redemption.

In addition, prior to April 15, 2021, we may redeem up to 40% of the old notes with the net cash proceeds of certain equity offerings at the redemption price of 105.750% of the principal amount of each old note to be redeemed, plus accrued and unpaid interest, if any to, but excluding, the date of redemption.

Finally, the old notes provide that if the acquisition of the acquired businesses did not close on or before March 29, 2019, or if the purchase agreement was terminated prior to such date, we had the right, but not the obligation, to redeem all of the outstanding old notes at a redemption price equal to 100% of the initial offering price of the old notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. The acquisition of the acquired businesses closed on November 5, 2018. As a result, the special optional redemption right can no longer be exercised.

No Guarantees

None of the 2023 notes, 2027 notes or old notes are guaranteed by our subsidiaries.

Certain Covenants and Events of Default

Subject to several enumerated exceptions, the indenture prohibits us and certain of our subsidiaries from securing any debt or other obligation with any principal property or shares of capital stock of certain of our subsidiaries without providing that our existing senior notes shall be secured equally and ratably with the secured debt or other obligation for so long as the secured debt or other obligation remains secured, except to the extent the amount of the secured debt or other obligation, along with the value of permitted sale and lease-back transactions, does not exceed 10% of our consolidated net tangible assets, as defined in the applicable indenture. The indenture does not directly limit the amount of other unsecured debt that we may incur. The indenture also restricts our ability to enter into sale and lease-back transactions as well as to consolidate, merge or sell all or substantially all of our assets.

The 2023 notes, 2027 notes and old notes have additional covenants, change of control provisions and events of default that are substantially similar to those provided with respect to the notes offered hereby.

New Markets Tax Credit Program

During fiscal 2016 and 2017, the Company entered into three New Markets Tax Credit (“NMTC”) transactions with U.S. Bancorp Community Development Corporation, a Minnesota corporation (“USBCDC”). The NMTC transactions relate to the construction and equipping of our new micro mill in Durant, Oklahoma, as well as a rebar spooler and automated T-post shop located on the same site.

The transactions qualified through the NMTC program provided for in the Community Renewal Tax Relief Act of 2000 (the “NMTC Program”), as the micro mill, spooler and T-post shop are located in an eligible zone designated by the Internal Revenue Service (“IRS”) and are considered eligible business activities for the NMTC Program. Under the NMTC Program, an investor that makes a capital investment, which, in turn, together with leverage loan sources, is used to make a Qualifying Equity Investment (a “QEI”) in an entity that (i) qualifies as a Community Development Entity (“CDE”), (ii) has applied for and been granted an allocation of a portion of the total federal funds available to fund the credits (an “NMTC Allocation”) and (iii) uses a minimum specified portion of the QEI to make a Qualified Low Income Community Investment up to the maximum amount of the CDE’s NMTC Allocation will be entitled to claim, over a period of seven years, federal nonrefundable tax credits in an amount equal to 39% of the QEI amount, or an NMTC. NMTCs are subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code.

In general, the three NMTC transactions were structured similarly. USBCDC made a capital contribution to an investment fund and Commonwealth Acquisition Holdings, Inc., our wholly owned subsidiary (“Commonwealth”), made a loan to the investment fund. The investment fund used the proceeds from the capital contribution and the loan to make a QEI into a CDE, which, in turn, makes loans of the QEIs to our operating subsidiaries with terms similar to the loans by Commonwealth. The proceeds from the loans are initially recorded as restricted cash on our balance sheet until certain conditions are met.

The following table summarizes the key terms and conditions for each of the three NMTC transactions ($ in millions):

Project	USBCDC Capital Contribution	Common wealth Loan	Commonwealth Loan Rate / Maturity	Investment Fund(s)	QEI to CDE	CDE Loan	Ending Restricted Cash (as of August 31, 2018)
Micro mill	$17.7	$35.3	1.08% / December 24, 2045	USBCDC Investment Fund 156, LLC	$51.5	$50.7	$0.5
Spooler	$6.7	$14.0	1.39% / July 26, 2042	Twain Investment Fund 249, LLC	$20.0	$19.4	$—
T-post shop	$5.0	$10.4	1.16% / March 23, 2047	Twain Investment Fund 219, LLC Twain Investment Fund 222	$15.0	$14.7	$7.9

By its capital contributions to the investment funds (exclusive of Twain Investment Fund 222) (collectively the “Funds”), USBCDC is entitled to substantially all the benefits derived from the NMTCs. These transactions include a put/call provision whereby we may be obligated or entitled to repurchase USBCDC’s interest in the Funds at the end of a seven-year period, in the case of the USBCDC Investment Fund 156, LLC and Twain Investment Fund 249, LLC or and eight-year period, in the case of Twain Investment Fund 219, LLC (each of such periods an “Exercise Period”). We believe USBCDC will exercise the put options following the end of the respective Exercise Periods. The value attributed to the put/call is de minimis. We are required to follow various regulations and contractual provisions that apply to the NMTC transactions. Non-compliance with applicable requirements could result in unrealized projected tax benefits and, therefore, could require us to indemnify USBCDC for any loss or recapture of NMTCs related to the financing until our obligation to deliver tax benefits is relieved. We do not anticipate any credit recaptures will be required in connection with these transactions.

DESCRIPTION OF THE NEW NOTES

The old notes were issued under an indenture between us and U.S. Bank National Association, as “Trustee,” as supplemented by a third supplemental indenture, dated as of May 3, 2018, between us and U.S. Bank National Association (in this section, we refer to the original indenture and the third supplemental indenture collectively as the “indenture”). The terms of the old notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We will issue the new notes under the same indenture under which we issued the old notes, and the new notes will represent the same debt as the old notes for which they are exchanged.

The old notes that remain outstanding after the completion of the exchange offer, together with the new notes, will be treated as a single class of securities under the indenture. Otherwise unqualified references herein to “notes” shall, unless the context requires otherwise, include the old notes and the new notes, and all references to specified percentages in aggregate principal amount of the notes shall be deemed to mean, at any time after the exchange offers are completed, such percentage in aggregate principal amount of the old notes and the new notes then outstanding.

The terms of the new notes will be identical to the terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not be subject to transfer restrictions applicable to the old notes; and

•	will not have the benefit of the registration rights agreement applicable to the old notes or the right to earn additional interest related to the timing of the exchange offer.

The following description is a summary of the material provisions of the indenture. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the new notes. You may request a copy of the indenture at the address set forth under the heading “Where You Can Find More Information.”

Capitalized terms used in this description but not defined herein have the meanings assigned to them in the indenture. In this description, the words the “Company,” “CMC,” “we,” “our” and “us” refer only to Commercial Metals Company and not to any of its subsidiaries.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Title of Notes

5.750% notes due April 15, 2026.

Principal Amount of Notes

We currently have issued $350.0 million aggregate principal amount of old notes and the new notes will be issued in exchange for the old notes in an initial aggregate principal amount of up to $350.0 million. We will issue notes only in book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, through the facilities of DTC, and sales in book-entry form may be effected only through a participating member of DTC. See “—Book-Entry System” below. We may from time to time, without notice to or the consent of the noteholders, increase the aggregate principal amount of the notes by creating and issuing further notes under the indenture on the same terms and conditions as the notes, except for issue date, issue price, preissuance accrued interest and, in some cases, First Interest Payment Date (as defined below). Any further notes will be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes. If any additional notes are not fungible with the notes offered hereby for United States federal tax purposes, the additional notes will have a separate CUSIP number and may be treated as a separate class for the purposes of transfer and exchange. Any further notes will be issued by or pursuant to a resolution of our Board of Directors, in an officers’ certificate or a supplement to the indenture.

Maturity of Notes

The notes will mature on April 15, 2026.

Interest Rate on Notes

The interest rate on the notes will be 5.750% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months.

Date Interest Begins to Accrue on Notes

Interest began to accrue on the old notes on May 3, 2018. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note tendered in exchange thereof, or, if no interest has been paid on the old note, from the date of the original issue of the old note.

Interest Payment Dates

We will pay interest on the notes semi-annually on each April 15 and October 15 (each, an “interest payment date”). Interest payable on each interest payment date will include interest accrued from and including May 3, 2018, or from and including the most recent interest payment date to which interest has been paid or duly provided for, to but excluding the applicable interest payment date.

The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to maturity.

First Interest Payment Date

The first interest payment date (the “First Interest Payment Date”) for the old notes was October 15, 2018. The first interest payment date for the new notes will be the first April 15 or October 15 following the consummation of the exchange offer.

Regular Record Dates for Interest

We will pay interest payable on any interest payment date to the person in whose name a note, or any predecessor note, is registered at the close of business on April 1 or October 1, as the case may be, next preceding such interest payment date.

Paying Agent

The Trustee will initially be the securities registrar and paying agent and will act as such at its offices in Dallas, Texas. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Ranking

Like the old notes, the new notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including the 2023 notes and the 2027 notes. Like the old notes, the new notes will rank junior to any of our secured debt, including borrowings under our existing credit facility and our secured term loans, to the extent of the collateral securing such debt and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables.

As of the issue date, none of our subsidiaries provided guarantees of the notes. As of August 31, 2018, as adjusted to give effect to the acquisition of the acquired businesses, our subsidiaries had $34.8 million of indebtedness outstanding and total liabilities of $487.9 million, excluding net intercompany liabilities of $696.7 million.

As of August 31, 2018, as adjusted for the incurrence of $180.0 million under the 2018 term loan and the acquisition of the acquired businesses, we would have had $1.3 billion of senior indebtedness outstanding, $322.5 million of which was secured.

Optional Redemption

At any time prior to April 15, 2021, the notes may be redeemed in whole or in part, at our option, at a redemption price equal to 100.0% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

On or after April 15, 2021, we will have the right to redeem the notes, subject to the satisfaction of any conditions as described in the redemption notice, in whole or in part at our option at any time or from time to time, at the applicable redemption price set forth below (each such applicable redemption price being the “Call Period Redemption Price”). The notes will be so redeemable at the following Call Period Redemption Prices (expressed as a percentage of the principal amount of the notes), plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Date	Percentage
2021	102.875%
2022	101.438%
2023 and thereafter	100.000%

In addition, at any time prior to April 15, 2021, we may, at our option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the notes outstanding at a redemption price equal to 105.750% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the relevant redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date), with the net cash proceeds of one or more Equity Offerings; provided that (1) notes in an aggregate principal amount equal to at least 60% of the aggregate principal amount of notes issued under the indenture (excluding notes held by us or our subsidiaries) remain outstanding immediately after the occurrence of such redemption, and (2) such redemption occurs within 90 days of the date of the closing of such Equity Offering.

“Applicable Premium” means, with respect to a note on any date of redemption, as determined by us, the excess, if any, of (x) the present value as of such date of redemption of (i) the Call Period Redemption Price of such note at April 15, 2021 plus (ii) all required interest payments due on such note through April 15, 2021 (excluding accrued but unpaid interest to, but not including, the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption, plus 50 basis points, over (y) the then outstanding principal of such note.

“Capital Stock” of a Person means all equity interests in such Person, including any common stock, preferred stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding indebtedness convertible into equity.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of our employees or our subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by us or our subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Equity Offering” means any public offering or private placement for cash after the date the notes offered hereby are issued of Capital Stock (other than Disqualified Stock) by us.

“Treasury Rate” means as of any date of redemption of notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date notice or redemption is given (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 15, 2021; provided, however, that if the period from the date notice of redemption is given to April 15, 2021 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 15, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner of calculation of the applicable redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the applicable redemption price, interest will cease to accrue on any notes that have been called for redemption at the applicable redemption date. Notices of redemption may, at our discretion, be subject to the satisfaction of one or more conditions precedent. If such redemption is subject to the satisfaction of one or more conditions precedent, the notice of redemption shall describe each such condition and, if applicable, shall state that in our discretion the redemption date may be delayed until such time as any or all of such conditions shall be satisfied or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date as stated in such notice, or by the redemption date so delayed.

Special Optional Redemption

The notes provide that if we did not complete the acquisition of the acquired businesses on or before March 29, 2019 (the “Special Optional Redemption Deadline”), or if the purchase agreement was terminated prior to such date, we had the right to redeem all outstanding notes on the fifteenth business day in The City of New York following the earlier to occur of (a) the Special Optional Redemption Deadline and (b) the date, if any, the purchase agreement is terminated. The acquisition of the acquired businesses closed on November 5, 2018. As a result, the special optional redemption right can no longer be exercised.

Change of Control Offer

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

(a)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(b)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(c)

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default (as defined below) under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following:

(1)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(2)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more Person (as defined below) (other than us or one of our subsidiaries); or

(3)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Limitation on Liens

The Company shall not, and shall not permit any Principal Subsidiary to, incur or suffer to exist any Lien upon any Principal Property, or upon any shares of stock of any Principal Subsidiary, whether such Principal Property or shares were owned as of the Issue Date or thereafter acquired, to secure any Debt without making, or causing such Principal Subsidiary to make, effective provision for securing the notes issued under the indenture (and no other indebtedness of the Company or any Principal Subsidiary except, if the Company shall so determine, any other indebtedness of the Company which is not subordinate in right of payment to the notes or of such Principal Subsidiary) (x) equally and ratably with such Debt as to such Principal Property or shares for as long as such Debt shall be so secured unless (y) such Debt is Debt of the Company which is subordinate in right of payment to the notes, in which case prior to such Debt as to such Principal Property or shares for as long as such Debt shall be so secured.

The foregoing restrictions will not apply to Liens existing at the Issue Date or to the following:

(a) Liens securing only the notes;

(b) Liens in favor of only the Company;

(c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Principal Subsidiary but only to the extent such Liens cover such property;

(d) Liens on property existing immediately prior to the time of acquisition thereof and not in anticipation of the financing of such acquisition;

(e) Any Lien upon a Principal Property (including any property that becomes a Principal Property after acquisition thereof) to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Lien; provided, however, that (A) the principal amount of any Debt secured by such Lien (1) does not exceed 100% of such purchase price or cost and (2) is incurred not later than six months after such purchase or the completion of such construction or improvement, whichever is later, and (B) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item;

(f) Liens to secure Debt incurred to extend, renew, refinance or refund Debt secured by any Lien referred to in the foregoing clauses (a) to (e) or any Lien existing at the Issue Date, in each case, as long as such Lien does not extend to any other property and the original amount of the Debt so secured is not increased;

(g) any Lien securing Debt owing by the Company to a wholly owned Principal Subsidiary of the Company (provided that such Debt is at all times held by a Person which is a wholly owned Principal Subsidiary of the Company); provided, however, that for purposes of this covenant and the covenant described in “Limitation on Sale and Leaseback Transactions”, upon either (A) the transfer or other disposition of Debt secured by a Lien so permitted to a Person other than the Company or another wholly owned Principal Subsidiary of the Company or (B) the issuance, sale, lease, transfer or other disposition of shares of capital stock of any such wholly owned Principal Subsidiary to a Person other than the Company or another wholly owned Principal Subsidiary of the Company, the provisions of this clause (g) shall no longer be applicable to such Lien and such Lien shall be subject (if otherwise subject) to the requirements of this covenant without regard to this clause (g); and

(h) Liens to secure (or to secure letters of credit, bankers’ acceptances or bank guarantees in connection with) the performance of statutory obligations (including obligations under workers’ compensation, unemployment insurance or similar legislation), surety or appeal bonds, customs bonds, performance bonds, leases, bids, agreements or other obligations of a like nature, in each case incurred in the ordinary course of business.

In addition to the foregoing, the Company and its Principal Subsidiaries may incur and suffer to exist a Lien to secure any Debt or enter into a Sale and Leaseback Transaction without equally and ratably securing the notes if, after giving effect thereto, the sum of (i) the principal amount of Debt secured by all Liens incurred after the Issue Date and otherwise prohibited by the indenture and (ii) the Attributable Debt of all Sale and Leaseback Transactions entered into after the Issue Date and otherwise prohibited by the indenture does not exceed 10% of the Consolidated Net Tangible Assets of the Company.

“Attributable Debt” means the present value (discounted at the per annum rate of interest publicly announced by Bank of America, N.A. as its “Reference Rate” or “Prime Rate” on the date of any calculation under the indenture, provided, that if Bank of America, N.A is no longer announcing a Reference Rate or Prime Rate, the per annum rate of interest shall be the Prime Rate most recently published in The Wall Street Journal, in either case, compounded monthly), of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months under which any Person is at the time liable.

“Capital Expenditures” means, for any period, any expenditures of the Company or its Subsidiaries (whether payable in cash, assets or other property or accrued as a liability (but without duplication)) during such period that, in conformity with generally accepted accounting principles consistently applied, are required to be included in fixed asset accounts as reflected in the consolidated balance sheets of the Company or its Subsidiaries.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation, as of any date (hereinafter referred to as the measurement date), shall be the date of the last payment of rent or any other amount due under such lease prior to the first date after the measurement date upon which such lease may be terminated by the lessee, at its sole option, without payment of a penalty.

“Consolidated Net Tangible Assets” means, as of any date of determination, the net book value of all assets of the Company and its Consolidated Subsidiaries, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets, less all liabilities of the Company and its Consolidated Subsidiaries (except Funded Debt, minority interests in Consolidated Subsidiaries, deferred taxes and general contingency reserves of the Company and its Consolidated Subsidiaries), which in each case would be included on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the date of determination, all as determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Subsidiaries” of any Person means all other Persons that would be accounted for as consolidated Persons in such Person’s financial statements in accordance with generally accepted accounting principles.

“Debt” means, without duplication, with respect to any Person, the following:

(a) every obligation of such Person for money borrowed;

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; and

(d) every obligation of the type referred to in clauses (a) through (c) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause (d), to the extent such Person has guaranteed or is responsible or liable for such obligations).

“Funded Debt” means the following:

(a) all Debt of the Company and each Principal Subsidiary of the Company maturing on, or renewable or extendable at the option of the obligor to, a date more than one year from the date of the determination thereof;

(b) Capital Lease Obligations payable on a date more than one year from the date of the determination thereof;

(c) guarantees, direct or indirect, and other contingent obligations of the Company and each Principal Subsidiary of the Company in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in the foregoing clauses (a) or (b) of others (but not including contingent liabilities on customers’ receivables sold with recourse); and

(d) amendments, renewals, extensions and refundings of any obligations of the type described in the foregoing clauses (a), (b) or (c).

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means (i) any facility, together with the land on which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company or a Subsidiary of the Company and having a net book value in excess of 3% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which is a pollution control facility financed by state or local government obligations or is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety, or (ii) any assets or properties acquired with Net Available Proceeds (defined below) from a Sale and Leaseback Transaction that are irrevocably designated by the Company as a Principal Property, which designation shall be made in writing to the Trustee.

“Principal Subsidiary” means any Subsidiary of the Company that owns or leases a Principal Property or owns or controls stock which under ordinary circumstances has the voting power to elect a majority of the Board of Directors of a Principal Subsidiary.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that within 12 months of the start of such lease and after the Reference Date, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property. The term of such arrangement, as of any date (hereinafter referred to as the measurement date), shall end on the date of the last payment of rent or any other amount due under each arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option, without payment of a penalty. “Sale Transaction” means any such sale, conveyance, transfer or other disposition. The “Reference Date” means, for any property that becomes a Principal Property, the last day of the sixth month after the date of the acquisition, completion of construction and commencement of operation of such property.

“Subsidiary” means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of the board of directors of such corporation.

Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any Principal Subsidiary of the Company to, enter into any Sale and Leaseback Transaction (except for a period not exceeding 36 months) unless:

(a) the Company or such Principal Subsidiary would be entitled to enter into such Sale and Leaseback Transaction pursuant to the provisions of the covenant described in “Limitation on Liens” without equally and ratably securing the notes; or

(b) the Company or such Principal Subsidiary applies or commits to apply, within 270 days before or after the Sale Transaction pursuant to such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to any combination of the following: (i) the repayment of Funded Debt, (ii) the purchase of other property which will constitute Principal Property that has an aggregate value of at least the consideration paid therefor or (iii) Capital Expenditures with respect to any Principal Property; provided that the amount to be applied or committed to the repayment of such Funded Debt shall be reduced by (A) the principal amount of any notes delivered within six months before or after such Sale Transaction to the Trustee for retirement and cancellation, and (B) the principal amount of such Funded Debt as is voluntarily retired by the Company within six months before or after such Sale Transaction (it being understood that no amount so applied or committed and no notes so delivered or indebtedness so retired may be counted more than once for such purpose); provided, further, that no repayment or retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

“Net Available Proceeds” from any Sale Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of indebtedness or obligations relating to the properties or assets that are the subject of such Sale Transaction or received in any other noncash form) therefrom by such Person, net of the following:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale Transaction;

(b) all payments made by such Person or its Principal Subsidiaries on any indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien or in order to obtain a necessary consent to such Sale Transaction or by applicable law, be repaid out of the proceeds from such Sale Transaction; and

(c) all distributions and other payments made to minority interest holders in Principal Subsidiaries of such Person or joint ventures as a result of such Sale Transaction.

Reports by the Company

The Company shall deliver to the Trustee within 15 days after the same is required to be filed with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Any quarterly or annual report or other information, document or other report that the Company files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC shall be deemed to constitute delivery of such filing to the Trustee.

Limitations on Merger and Sale of Assets

The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

(a) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (for purposes of this covenant, a “Successor Company”) shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all the notes and the performance or observance of every covenant of the indenture on the part of the Company to be performed or observed;

(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Principal Subsidiary of the Company as a result of such transaction as having been incurred by the Company or such Principal Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(c) if, as a result of any such consolidation or merger of such conveyance, transfer or lease, properties or assets of the Company or any Principal Subsidiary of the Company would become subject to a Lien which would not be permitted by the indenture, the Company or if applicable the Successor Company, as the case may be, shall take such steps as shall be necessary effectively to secure the notes equally and ratably with (or prior to) all Debt secured by such Lien; and

(d) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Events of Default

Unless we inform you otherwise in a prospectus supplement, each of the following is an event of default (an “Event of Default”) for the notes (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest upon the notes when they becomes due and payable, and continuance of such default for a period of 30 days;

(b) default in the payment of the principal of (or premium, if any) on the notes at maturity;

(c) default in the deposit of any sinking fund payment, when and as due by the terms of the notes;

(d) default in the performance, or breach, of any covenant or warranty of the Company in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere herein specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

(e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets, whether such indebtedness existed on the Issue Date or was thereafter created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto (which grace period, if such portion of the principal is less than an amount equal to 1% of Consolidated Net Tangible Assets in the aggregate, shall be deemed to be no less than 5 days) or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding notes a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default”;

(f) certain events of bankruptcy, insolvency or reorganization; or

(g) any other Event of Default provided with respect to the notes.

If an Event of Default with respect to the notes at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the notes may, by a notice in writing to us, and to the Trustee if given by such holders, declare to be due and payable immediately the principal amount of the notes. However, at any time after such a declaration of acceleration of the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in the principal amount the notes outstanding may, subject to certain conditions, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” herein.

In case an Event of Default under the indenture occurs and is continuing, then, subject to the provisions of the indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of a majority in aggregate outstanding principal amount of the notes outstanding shall have the right, subject to such provisions for indemnification of the Trustee, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the indenture or exercising any trust or power conferred on the Trustee with respect to the notes. However, the Trustee may refuse to follow any direction that conflicts with law or this indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of the affected notes not joining in the giving of such direction and the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from holders of such notes.

No holder of the notes will have any right to institute any proceeding with respect to the indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such holder of notes shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the notes and unless the holders of at least 25% in aggregate principal amount the notes outstanding shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount the notes outstanding a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of notes for enforcement of payment of the principal of, and premium, if any, and any interest on the notes on or after the respective due dates expressed in the notes.

We will be required to furnish to the Trustee annually a statement as to whether we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture. The indenture provides that the Trustee may withhold notice to the holders of the notes of any default, except in payment of principal, any premium or interest, if it considers it in the interest of such holders to do so; provided, however, that in the case of any default of the character specified in paragraph (d) above, no such notice to holders will be given until at least 30 days after the occurrence of the default.

Modification and Waiver

Together with the Trustee, we may modify the indenture without the consent of the holders of the notes for limited purposes, including but not limited to adding to our covenants or Events of Default, securing the notes, appointing a substitute trustee, curing ambiguities, defects or inconsistencies, maintaining the qualification of the indenture under the Trust Indenture Act (in the event the indenture is to be or has been qualified under the Trust Indenture Act), providing for the assumption by a successor to the Company of its obligations under the indenture and making other changes that do not adversely affect the rights of the holders of the notes in any material respect. In addition, we and the Trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the notes outstanding affected by such modification; provided, however, that no such modification or amendment may, without the consent of the holder of each such outstanding debt security affected thereby, (1) change the stated maturity of the principal of, or any installment of principal or interest on any debt security, (2) reduce the principal amount of or the rate of interest or the premium, if any, on any debt security, (3) change the place or currency of payment of principal of or interest or the premium, if any, on any debt security, (4) impair the right to institute suit for the enforcement of any payment with respect to the notes on or after the stated maturity thereof, (5) reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for any such modification, or (6) reduce the percentage of outstanding notes the consent of whose holders is required for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults thereunder.

We may set any day as the record date for the purpose of determining the holders of the notes entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or vote on any action, authorized or permitted to be given by holders of the notes by the indenture.

The holders of a majority in aggregate principal amount of notes outstanding may on behalf of the holders of all such notes waive, insofar as such notes are concerned, compliance by the Company with the covenants limiting Liens and Sale and Leaseback Transactions contained in the indenture. The holders of a majority in aggregate principal amount of notes outstanding may on behalf of the holders of all notes waive any past default under the indenture except a default in the payment of the principal of, or premium, if any, or any interest on the notes or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

For purposes of the indenture, the notes outstanding will be deemed to exclude those held by persons that control, are controlled by or are under direct or indirect common control with the Company, provided that any person who does not own, directly or indirectly, more than 5% of the outstanding voting securities of the Company will not be deemed to control the Company.

Defeasance

Discharge. The indenture provides that the Company may be discharged from all of its obligations under the indenture (except as otherwise provided in the indenture) when (1) either (i) all notes authenticated and delivered have been delivered to the Trustee for cancellation, or (ii) all notes not delivered to the Trustee for cancellation have become due and payable, or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in each case, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount in U.S. dollars or U.S. Government Obligations maturing as to principal and interest in such amounts and at such time as will insure (without consideration of any reinvestment of interest) the availability of cash, or a combination thereof, in amounts that will be sufficient to pay and discharge the entire indebtedness on those notes not delivered to the Trustee for cancellation, for principal and any premium and accrued interest to the date of such deposit (in the case of notes which have become due and payable) or to the stated maturity date or redemption date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable by the Company under the indenture; and (3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

Legal Defeasance. The indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the holders of outstanding notes, money and/or U.S. Government Obligations sufficient to pay and discharge the principal of, and premium, if any, and any interest on and any mandatory sinking fund payments or analogous payments in respect of the notes on the stated maturity of such payments in accordance with the terms of the indenture and the notes, and thereby be discharged from its obligations with respect to the outstanding notes (hereinafter called “Defeasance”) on and after the date that, among other things, the Company provides to the Trustee an opinion of counsel to the effect that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) there has been a change in the applicable federal income tax law, in each case to the effect that the holders of the notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to the notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur. For this purpose, such Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied all its other obligations under the notes and the indenture insofar as the notes are concerned, except for certain continuing administrative responsibilities. In the event of any such Defeasance, holders of the notes would be able to look only to such trust for payment of principal of, and premium, if any, and any interest on and any mandatory sinking fund payments in respect of the notes.

Covenant Defeasance. The indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the holders of outstanding notes, money and/or U.S. Government Obligations sufficient to pay and discharge the principal, and premium, if any, of and any interest on and any mandatory sinking fund payments or analogous payments in respect of the notes on the stated maturity of such payments in accordance with the terms of the indenture and the notes, and thereby (1) be released from its obligations with respect to the notes under certain covenants in the indenture, including the covenants relating to limitation on Liens, limitation on Sale and Leaseback Transactions and mergers and sales of assets and (2) have the occurrence of certain defaults in performance, or breach, of covenants under the indenture and defaults under other obligations of the Company not be deemed to be or result in an Event of Default, in each case with respect to the outstanding notes (hereinafter called Covenant Defeasance), on and after the date that, among other things, the Company provides to the Trustee an opinion of counsel that the holders of outstanding notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to the notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur. For this purpose, such Covenant Defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified indenture provision, whether directly or indirectly by reason of any reference elsewhere in the indenture to any such provision or by reason of any reference in any such provision to any other provision of the indenture or in any other document, but the remainder of the indenture and the notes shall be unaffected thereby. The obligations of the Company under the indenture and the notes other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect.

The term “U.S. Government Obligations” means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Book-Entry System

The notes will be evidenced by global securities, which will be deposited on behalf of DTC and registered in the name of a nominee of DTC. Except as set forth below, the record ownership of the global securities may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

Except under circumstances described below, the notes will not be issued in definitive form. See “—Certificated Securities” below. Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons acquiring the notes with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee, or participants, or persons that may hold interests through participants. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security. DTC will have no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the participants to whose accounts such global securities are credited, which may or may not be the beneficial owners of the global securities. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to participants and by participants to the beneficial owners of the global securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Beneficial owners will not be holders and will not be entitled to any rights provided to the noteholders under the global securities or the indenture. Principal payments, premium payments, if any, interest payments and liquidated damage payments, if any, on notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of us, the Trustee or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. Neither we nor the Trustee would be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Beneficial owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to notes, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Payments of principal, premium, if any, and interest to DTC will be the responsibility of us or the Trustee. The disbursement of such payments to participants shall be the responsibility of DTC. We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

If we redeem less than all of the global security, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global security to be redeemed.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc.

DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers, dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind, and we take no responsibility for the accuracy or completeness of such information.

Certificated Securities

If DTC is at any time unwilling or unable to continue as a depositary or if an Event of Default shall have occurred and be continuing under the indenture, we will issue notes in definitive form in exchange for the entire global security for the notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by a global security and, in such event, will issue notes in definitive form in exchange for the entire global security relating to such notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by such global security equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof, unless otherwise specified by us. The holder of a certificated note may transfer such note by surrendering it at (1) the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the Trustee maintained for such purpose or (2) the office of any transfer agent we appoint.

Same-Day Settlement and Payment

Settlement for the notes will be made in immediately available or same-day funds. So long as the notes are represented by the global securities, we will make all payments of principal and interest in immediately available funds.

So long as the notes are represented by the global securities registered in the name of DTC or its nominee, the notes will trade in DTC’s Same-Day Funds Settlement System. DTC will require secondary market trading activity in the notes represented by the global securities to settle in immediately available or same-day funds on trading activity in the notes.

Trustee

U.S. Bank National Association is the Trustee, registrar and paying agent under the indenture. In addition, we have entered into several equipment capital lease agreements with U.S. Bank National Association and its affiliates with average annual rental and lease expenses payable by us of approximately $2.7 million. U.S. Bank National Association also serves as the trustee under the indenture governing the 2023 notes and the 2027 notes as well as several of our employee defined benefit plans. Further, USBCDC, an affiliate of U.S. Bank National Association, acts as the NMTC equity investor providing qualified equity investments to facilitate the completion of several of our projects that qualify as qualified active low-income community businesses.

Governing Law

The indenture is, and the new notes will be, governed by and construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the exchange of old notes for new notes pursuant to the exchange offer. As used in this summary, the term “notes” means the old notes and the new notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions now in effect, all of which are subject to change possibly with retroactive effect. Except as specifically set forth herein, this summary deals only with old notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to address all federal income tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as banks, insurance companies or other financial institutions, dealers in securities or foreign currencies, tax-exempt investors, or persons holding the old notes as part of a hedging transaction, straddle, conversion transaction, or other integrated transaction.

We have not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary. As such, there can be no assurance that the IRS will agree with such statements and conclusions.

All persons that exchange old notes for new notes in the exchange offer are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Consequences of the Exchange Offer

The exchange of the old notes for the new notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event for U.S. federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to holders as the old notes.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

•	any new notes to be received by you will be acquired in the ordinary course of your business;

•

you are not engaged in nor intend to engage in or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received for their own account in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of 180 days from the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus) to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new notes may be required to deliver this prospectus.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your old notes in the exchange offer. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of such methods of resale; at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus), the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents as provided in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the reasonable expenses of one counsel for the holders of the old notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the SEC. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. Our common stock is listed and traded on the NYSE under the symbol “CMC.” You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including certain SEC filings, is also available free of charge through the Investor Relations section of our website, located at http://www.cmc.com. However, the information on our website is not a part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

We incorporate by reference into this prospectus the documents listed below and any filings that we may make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the effectiveness of the registration statement and prior to the termination of the offering under this prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

our Annual Report on Form 10-K for the fiscal year ended August 31, 2018, filed with the SEC on October 25, 2018, including those sections incorporated therein by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on November 26, 2018;

•	our Current Reports on Form 8-K, filed on September 4, 2018, October 23, 2018 and November 5, 2018 (as the same was amended on November 29, 2018); and

•	the audited combined financial statements of the acquired businesses as of and for the year ended December 31, 2017, included as Exhibit 99.2 to our Current Report on Form 8-K filed on April 19, 2018.

You, or any beneficial owner, may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Commercial Metals Company

6565 N. MacArthur Boulevard, Suite 800

Irving, Texas 75039

Attn: Investor Relations

Telephone: (214) 689-4300

You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone to provide you with different information.

LEGAL MATTERS

The validity of the new notes offered hereby and certain other matters will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, of Commercial Metals Company incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended August 31, 2018, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference in this prospectus. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Gerdau Ameristeel Target Business (A Carve-Out of Certain Operations of Gerdau Ameristeel Corporation) (the “Gerdau Target Business”), as of and for the year ended December 31, 2017, included as Exhibit 99.2 to the Current Report on Form 8-K of Commercial Metals Company dated April 19, 2018, which is incorporated by reference in the Current Report on Form 8-K of Commercial Metals Company dated November 29, 2018, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein (which report expresses an unqualified opinion on the combined financial statements and includes an emphasis of matter paragraph related to allocation of certain expenses from Gerdau Ameristeel Corporation). Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ANNEX A:

LETTER OF TRANSMITTAL

COMMERCIAL METALS COMPANY

OFFER TO EXCHANGE ANY AND ALL OUTSTANDING

5.750% SENIOR NOTES DUE 2026

THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

(CUSIP NOS. 201723 AM5 & U06657 AA5)

FOR

5.750% SENIOR NOTES DUE 2026

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS DATED                , 2018

(CUSIP NO.                 )

Pursuant to the Exchange Offer and Prospectus dated                 , 2018

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, Minnesota 55107

By Facsimile Transmission (eligible institutions only):

651-466-7367

For Information or Confirmation by Telephone: 1-800-934-6802

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 5.750% SENIOR NOTES DUE 2026 (THE “OLD NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 5.750% SENIOR NOTES DUE 2026 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) OLD NOTES TO THE EXCHANGE AGENT PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON                 , 2019 BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME (AS MAY BE EXTENDED).

The undersigned hereby acknowledges receipt of the prospectus, dated                 , 2018 (the “prospectus”), of Commercial Metals Company, a Delaware corporation (the “Company,” “we,” “our” or “us”), and this letter of transmittal (the “letter of transmittal”), which together describe the Company’s offer (the “exchange offer”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to exchange its issued and outstanding 5.750% Senior Notes due 2026 (the “old notes”) for a like principal amount of its 5.750% Senior Notes due 2026 (the “new notes”).

The expiration date of the exchange offer is 11:59 p.m., New York City time, on                 , 2019, unless extended. However, we may, in our sole discretion and subject to applicable law, at any time or various times before the expiration date, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration date” as used herein means the latest time and date to which we extend the exchange offer. We do not currently intend to extend the expiration date of the exchange offer. The exchange offer will be open for at least 20 full business days. To extend the exchange offer, the Company will notify the exchange agent in writing of any extension. We will notify the registered holders of old notes of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

This letter of transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the automated tender offer program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “The Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the exchange offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the exchange agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your old notes in the exchange offer, the exchange agent must receive, prior to the expiration date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this letter of transmittal.

By using the ATOP procedures to tender old notes, you will not be required to deliver this letter of transmittal to the exchange agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering old notes in the exchange offer, you acknowledge receipt of the prospectus and this letter of transmittal.

2. By tendering old notes in the exchange offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of old notes.

3. The tender of the old notes pursuant to all of the procedures set forth in the prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the prospectus.

4. The exchange offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such new notes.

5. By tendering old notes in the exchange offer, you represent and warrant that:

a. any new notes to be received by you will be acquired in the ordinary course of your business;

b. you have not participated in and have no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

c. you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of the Company;

d. if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those old notes as a result of market-making activities or other trading activities; and

e. you are not acting on behalf of any person or entity who could not truthfully make the statements set forth in clauses (a)-(d) above.

6. If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering old notes in the exchange offer, that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the exchange offer.

7. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

☐ CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the exchange agent’s account at DTC of old notes tendered by book-entry transfer (a “book-entry confirmation”), as well as an agent’s message, and any other documents required by this letter of transmittal, must be received by the exchange agent at its address set forth herein at or prior to the expiration date.

2. Partial Tenders.

Tenders of old notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided, however, that if a holder tenders less than all of its old notes, such holder must retain at least $2,000 principal amount of old notes after the exchange offer. The entire principal amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise communicated to the exchange agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3. Validity of Tenders.

The Company will determine in its reasonable judgment all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. The Company’s determination will be final and binding, subject to judgments by a court of law having competent jurisdiction over such matters. Subject to applicable law, the Company reserves the absolute right to reject any old notes not properly tendered or any old notes the Company’s acceptance of which might, in the reasonable opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any defect, irregularities or conditions of tender as to particular old notes, subject to applicable law. The Company’s interpretation of the terms and conditions of the exchange offer (including the instructions on this letter of transmittal) will be final and binding on all parties, subject to judgments by a court of law having competent jurisdiction over such matters. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of old notes, neither the Company, the exchange agent, nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder promptly following the expiration date in accordance with Rule 14e-1(c).

4. Waiver of Conditions.

The Company’s obligation to accept old notes for exchange in the exchange offer is subject to the satisfaction or waiver, as of the expiration date, of the conditions to the exchange offer described in the prospectus under the caption “The Exchange Offer— Conditions to the Exchange Offer.” We may, subject to applicable law, decide to waive any of the conditions in our discretion on or before the expiration of the exchange offer.

5. No Conditional Tender.

No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6. Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the prospectus or this letter of transmittal may be directed to the exchange agent using the contact information set forth on the cover page of this letter of transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

7. Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the prospectus under the caption “The Exchange Offer—Withdrawal of Tenders.”

8. No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the exchange offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

Offer to Exchange All Outstanding, Unregistered

$350,000,000 5.750% Senior Notes due 2026

For New, Registered

$350,000,000 5.750% Senior Notes due 2026

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Executive Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits the registrant to indemnify any of its directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of any action (other than an action by or in the right of the registrant) arising by reason of the fact that a person is or was an officer or director of the registrant if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Section 145 of the DGCL also permits the registrant to indemnify any such officer or director against expenses incurred in an action by or in the right of the registrant if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, except in respect of any matter as to which such person is adjudged to be liable to the registrant, in which case, court approval must be sought for indemnification. This statute requires indemnification of such officers and directors against expenses to the extent they have been successful on the merits or otherwise in defending any such action. This statute provides that indemnification and advancement of expenses under the statute shall not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The statute permits the purchase of liability insurance by the registrant on behalf of officers and directors, and the registrant has purchased such insurance.

The registrant’s Restated Certificate of Incorporation, as amended (the “Charter”), generally requires the registrant to indemnify its directors and officers as provided under Section 145 of the DGCL. However, in the case of any action brought by or in the right of the registrant, no director or officer is entitled to indemnification in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director’s or officer’s duty to the registrant except to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnification for expenses deemed proper by the court. In addition, the Charter eliminates the liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article XI of the registrant’s Third Amended and Restated Bylaws (the “Bylaws”), requires indemnification to the fullest extent permitted by the DGCL of any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the registrant or is or was serving at the request of the registrant as a director, officer or trustee of any other enterprise. Article XI of the Bylaws also generally grants such persons the right to be paid by the registrant the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition. The rights to indemnification and advancement of expenses provided for in Article XI of the Bylaws is expressly not exclusive of any other rights to which any person may be entitled under any statute, the Charter, bylaws, agreement, vote of stockholders or directors or otherwise.

In addition, the registrant has entered into indemnification agreements with each of its directors and executive officers pursuant to which the registrant has agreed to indemnify and advance expenses to such persons to the fullest extent permitted by the DGCL.

Item 21.	Exhibits and Financial Statement Schedules.

The following is a list of exhibits filed as a part of this registration statement.

Exhibit Number	Description

2.1	Stock and Asset Purchase Agreement, dated as of December 29, 2017, by and among Commercial Metals Company, CMC Steel Fabricators, Inc., CMC Steel US, LLC, GNA Financing, Inc., Gerdau Ameristeel US, Inc., Gerdau Ameristeel Sayreville Inc. and Gerdau Ameristeel WC, Inc. (filed as Exhibit 2.1 to Commercial Metals Company’s Current Report on Form 8-K filed January 2, 2018 and incorporated herein by reference).

4.1	Indenture, dated May 6, 2013, by and between Commercial Metals Company and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to Commercial Metals Company’s Registration Statement on Form S-3 filed May 6, 2013 and incorporated herein by reference).

4.2	First Supplemental Indenture, dated May 20, 2013, to Indenture, dated May 6, 2013, by and between Commercial Metals Company and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to Commercial Metals Company’s Current Report on Form 8-K filed May 20, 2013 and incorporated herein by reference).

4.3	Second Supplemental Indenture, dated July 11, 2017, to Indenture, dated May 6, 2013, by and between Commercial Metals Company and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to Commercial Metals Company’s Current Report on Form 8-K filed July 11, 2017 and incorporated herein by reference).

4.4	Third Supplemental Indenture, dated May 3, 2018, by and among Commercial Metals Company and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to Commercial Metals Company’s Current Report on Form 8-K filed May 3, 2018 and incorporated herein by reference).

4.5	Form of 4.875% Senior Note due 2023 (filed as an appendix to Exhibit 4.1 to Commercial Metals Company’s Current Report on Form 8-K filed May 20, 2013 and incorporated herein by reference).

4.6	Form of 5.375% Senior Note due 2027 (filed as Exhibit 4.2 to Commercial Metals Company’s Current Report on Form 8-K filed July 11, 2017 and incorporated herein by reference).

4.7	Form of 5.750% Senior Note due 2026 (filed as Exhibit 4.2 to Commercial Metals Company’s Current Report on Form 8-K filed May 3, 2018 and incorporated herein by reference).

4.8	Registration Rights Agreement, dated May 3, 2018, by and among Commercial Metals Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., PNC Capital Markets LLC and Wells Fargo Securities, LLC (filed as Exhibit 10.1 to Commercial Metals Company’s Current Report on Form 8-K filed May 3, 2018 and incorporated herein by reference).

5.1*	Opinion of Haynes and Boone, LLP.

23.1*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP related to Commercial Metals Company.

23.3*	Consent of Deloitte & Touche LLP related to Gerdau Ameristeel Target Business (A Carve-Out of Certain Operations of Gerdau Ameristeel Corporation).

24.1*	Power of attorney (included on the signature pages of this Registration Statement).

25.1*	Statement of Eligibility and Qualification on Form T-1 of Trustee.

*	Filed herewith.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on November 30, 2018.

COMMERCIAL METALS COMPANY

By:	/s/ Barbara R. Smith
Name: Barbara R. Smith
Title: Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Commercial Metals Company hereby severally constitute and appoint Barbara R. Smith and Paul Kirkpatrick and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Barbara R. Smith Barbara R. Smith	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	November 30, 2018

/s/ Mary A. Lindsey Mary A. Lindsey	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 30, 2018

/s/ Adam R. Hickey Adam R. Hickey	Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 30, 2018

/s/ Richard B. Kelson Richard B. Kelson	Lead Director	November 30, 2018

/s/ Vicki L. Avril Vicki L. Avril	Director	November 30, 2018

/s/ Rhys J. Best Rhys J. Best	Director	November 30, 2018

/s/ Rick J. Mills Rick J. Mills	Director	November 30, 2018

/s/ Sarah E. Raiss Sarah E. Raiss	Director	November 30, 2018

/s/ J. David Smith J. David Smith	Director	November 30, 2018

/s/ Charles L. Szews Charles L. Szews	Director	November 30, 2018

/s/ Joseph C. Winkler Joseph C. Winkler	Director	November 30, 2018